UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant    ☐

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

Philip Morris International Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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(4)	Date Filed: April 1, 2011

LOUIS C. CAMILLERI	120 PARK AVENUE
CHAIRMAN OF THE BOARD	NEW YORK, NEW YORK 10017

April 1, 2011

Dear Fellow Stockholder:

It is my pleasure to invite you to join us at the 2011 Annual Meeting of Stockholders of Philip Morris International Inc. to be held on Wednesday, May 11, 2011 at 9:00 a.m., in the Empire State Ballroom at the Grand Hyatt New York, 109 East 42nd Street, New York, New York 10017.

At this year’s meeting, we will vote on the election of ten directors, the ratification of PricewaterhouseCoopers SA’s selection as the Company’s independent auditors, an advisory say-on-pay resolution regarding executive compensation, an advisory resolution regarding the frequency of future say-on-pay votes, and, if properly presented, two proposals from stockholders. There will also be a report on the Company’s business, and stockholders will have an opportunity to ask questions.

We anticipate that a large number of stockholders will attend the meeting. Because seating is limited, you may bring only one immediate family member as a guest. To attend the meeting, you must present an admission ticket and government-issued photographic identification. Please note that you must submit a request for an admission ticket. To request an admission ticket, please follow the instructions set forth on page 2 in response to Question 4.

The meeting facilities will open at 7:30 a.m. We suggest you arrive early to facilitate your registration and security clearance. Those needing special assistance at the meeting are requested to write to the Company’s Corporate Secretary at 120 Park Avenue, New York, New York 10017. For your comfort and security, you will not be permitted to bring any packages, briefcases, large pocketbooks or bags into the meeting. Also, cellular and digital phones, audio tape recorders, laptops, video and still cameras, pagers and pets will not be permitted into the meeting. We thank you in advance for your patience and cooperation with these rules. While they may seem strict to some, they assist us in conducting a safe and orderly meeting and are in everyone’s interest.

Attached you will find a notice of meeting and proxy statement that contains additional information about the meeting, including the methods that you can use to vote your proxy, such as the telephone or Internet. As we did last year, we are mailing to certain of our stockholders a Notice of Internet Availability of Proxy Materials. This Notice contains instructions on how to access our proxy statement and 2010 Annual Report to Stockholders and vote online. Those stockholders who do not receive the Notice will receive a paper copy of the proxy materials by mail. By furnishing this Notice, we are lowering costs and reducing the environmental impact of our Annual Meeting.

Your vote is important. I encourage you to sign and return your proxy card, or use telephone or Internet voting prior to the meeting, so that your shares of common stock will be represented and voted at the meeting even if you cannot attend.

Sincerely,

For further information about the Annual Meeting,

please call 1-866-713-8075

PHILIP MORRIS INTERNATIONAL INC.

120 Park Avenue

New York, New York 10017

NOTICE OF 2011 ANNUAL MEETING OF

STOCKHOLDERS OF PHILIP MORRIS INTERNATIONAL INC.

TIME:	9:00 a.m. on Wednesday, May 11, 2011

PLACE:	Empire State Ballroom Grand Hyatt New York 109 East 42nd Street New York, New York 10017

ITEMS OF BUSINESS:	1) To elect ten directors.

2) To ratify the selection of PricewaterhouseCoopers SA as independent auditors for the Company for the fiscal year ending December 31, 2011.

3) To vote on an advisory resolution on executive compensation.

4) To vote on an advisory resolution on the frequency of future advisory votes on executive compensation.

5) To vote on two stockholder proposals, if properly presented at the meeting.

6) To transact other business properly coming before the meeting.

WHO CAN VOTE:	Stockholders of record on March 15, 2011.

2010 ANNUAL REPORT:	A copy of our 2010 Annual Report is enclosed.

DATE OF MAILING:	This notice and the proxy statement are first being mailed to stockholders on or about April 1, 2011.

Jerry Whitson
Deputy General Counsel and Corporate Secretary

April 1, 2011

WE URGE EACH STOCKHOLDER TO PROMPTLY SIGN AND RETURN THE ENCLOSED PROXY CARD OR TO USE TELEPHONE OR INTERNET VOTING. SEE THE QUESTION AND ANSWER SECTION FOR INFORMATION ABOUT VOTING BY TELEPHONE OR INTERNET, HOW TO REVOKE A PROXY, AND HOW TO VOTE YOUR SHARES OF COMMON STOCK IN PERSON.

PLEASE NOTE THAT YOU MUST SUBMIT A REQUEST FOR AN ADMISSION TICKET. TO OBTAIN AN ADMISSION TICKET, PLEASE FOLLOW THE INSTRUCTIONS SET FORTH ON PAGE 2 IN RESPONSE TO QUESTION 4.

Important Notice Regarding the Availability of Proxy Materials

For the Annual Meeting of Stockholders to be Held on May 11, 2011

The Company’s Proxy Statement and 2010 Annual Report to Stockholders are available at www.pmi.com/investors.

PHILIP MORRIS INTERNATIONAL INC.

120 PARK AVENUE

NEW YORK, NEW YORK 10017

April 1, 2011

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 11, 2011

Our Board of Directors is providing you this proxy statement to solicit proxies on its behalf to be voted at the 2011 Annual Meeting of Stockholders of Philip Morris International Inc. (“PMI” or the “Company”) at 9:00 a.m., in the Empire State Ballroom at the Grand Hyatt New York, 109 East 42nd Street, New York, New York. The proxies also may be voted at any adjournments or postponements of the meeting.

We are first sending the proxy materials to stockholders on or about April 1, 2011.

All properly executed written proxies, and all properly completed proxies submitted by telephone or by the Internet, that are delivered pursuant to this solicitation will be voted at the meeting in accordance with the directions given in the proxy, unless the proxy is revoked before the meeting.

Only stockholders of record of shares of common stock at the close of business on March 15, 2011 (the “Record Date”) are entitled to notice of and to vote at the meeting, or at any adjournments or postponements of the meeting. Each stockholder of record on the Record Date is entitled to one vote for each share of common stock held. On March 15, 2011, there were 1,790,384,556 shares of common stock issued and outstanding.

Questions and Answers

1.	WHAT IS A PROXY?

It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. Louis C. Camilleri and Jerry Whitson have each been designated as proxies for the 2011 Annual Meeting of Stockholders.

2.	WHAT IS THE RECORD DATE AND WHAT DOES IT MEAN?

The Record Date for the 2011 Annual Meeting of Stockholders is March 15, 2011. The Record Date is established by the Board of Directors as required by Virginia law. Stockholders of record (registered stockholders and street name holders) at the close of business on the Record Date are entitled to:

(a)	receive notice of the meeting; and

(b)	vote at the meeting and any adjournments or postponements of the meeting.

3.	WHAT IS THE DIFFERENCE BETWEEN A REGISTERED STOCKHOLDER AND A STOCKHOLDER WHO HOLDS STOCK IN STREET NAME?

If your shares of stock are registered in your name on the books and records of our transfer agent, you are a registered stockholder.

If your shares of stock are held for you in the name of a broker or bank, then your shares are held in street name. The organization holding your shares of stock is considered the stockholder of record for purposes of voting at the annual meeting. The answer to Question 17 describes brokers’ discretionary voting authority and when your broker or bank is permitted to vote your shares of stock without instruction from you.

4.	HOW DO I OBTAIN ADMISSION TO THE MEETING?

To obtain admission to the meeting, you must request an admission ticket. Because seating is limited, you may bring only one immediate family member as a guest. In addition, all meeting attendees must present government-issued photographic identification at the meeting. Please submit your request for an admission ticket by Friday, April 22, 2011, by sending an e-mail to asmticket@pmi.com or by mailing or faxing a request to the Company’s Corporate Secretary at 120 Park Avenue, New York, New York 10017, facsimile: 1-877-744-5412 (from within the United States) or 1-917-663-2244 (from outside the United States). Please include the following information:

your name and mailing address;
whether you need special assistance at the meeting;
the name of your immediate family member, if one will accompany you; and

if your shares are held for you in the name of your broker or bank, evidence of your stock ownership (such as a letter from your broker or bank or a photocopy of a current brokerage or other account statement) as of March 15, 2011.

5.	WHAT ARE THE DIFFERENT METHODS THAT I CAN USE TO VOTE MY SHARES OF COMMON STOCK?

(a)    In Writing:    All stockholders of record can vote by mailing their completed and signed proxy card (in the case of registered stockholders) or their completed and signed vote instruction form (in the case of street name holders).

Questions and Answers (Continued)

(b)    By Telephone and Internet Proxy:    All registered stockholders of record also can vote their shares of common stock by touchtone telephone using the telephone number on the proxy card, or by the Internet, using the procedures and instructions described on the proxy card and other enclosures. Street name holders of record may vote by telephone or the Internet if their brokers or banks make those methods available. If that is the case, each broker or bank will enclose instructions with the proxy statement. The telephone and Internet voting procedures, including the use of control numbers, are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares, and to confirm that their instructions have been properly recorded.

(c)    In Person:    All stockholders may vote in person at the meeting (unless they are street name holders without a legal proxy).

6.	HOW CAN I REVOKE A PROXY?

You can revoke a proxy prior to the completion of voting at the meeting by:

(a)	giving written notice to the Corporate Secretary of the Company;

(b)	delivering a later-dated proxy; or

(c)	voting in person at the meeting.

7.	ARE VOTES CONFIDENTIAL? WHO COUNTS THE VOTES?

We have established and will maintain a practice of holding the votes of each stockholder in confidence from directors, officers and employees except: (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (b) in case of a contested proxy solicitation; (c) if a stockholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or (d) to allow the independent inspectors of election to certify the results of the vote. We will retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.

8.	WHAT ARE THE CHOICES WHEN VOTING ON DIRECTOR NOMINEES, AND WHAT VOTE IS NEEDED TO ELECT DIRECTORS?

Stockholders may:

(a)	vote in favor of a nominee;

(b)	vote against a nominee; or

(c)	abstain from voting on a nominee.

Directors will be elected by a majority of the votes cast, which will occur if the number of votes cast “FOR” a director nominee exceeds the number of votes “AGAINST” that nominee. See “Election of Directors — Majority Vote Standard in Uncontested Elections.”

The Board recommends a vote “FOR” all of the nominees.

Questions and Answers (Continued)

9.	WHAT ARE THE CHOICES WHEN VOTING ON THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS SA AS THE COMPANY’S INDEPENDENT AUDITORS, AND WHAT VOTE IS NEEDED TO RATIFY THEIR SELECTION?

Stockholders may:

(a)	vote in favor of the ratification;

(b)	vote against the ratification; or

(c)	abstain from voting on the ratification.

The selection of the independent auditors will be ratified if the votes cast “FOR” exceed the votes cast “AGAINST.”

The Board recommends a vote “FOR” this proposal.

10.	WHAT ARE THE CHOICES WHEN VOTING ON THE ADVISORY SAY-ON-PAY RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS?

Stockholders may:

(a)	vote in favor of the resolution;

(b)	vote against the resolution; or

(c)	abstain from voting on the resolution.

The resolution will be ratified if the votes cast “FOR” exceed the votes cast “AGAINST.”

The Board recommends a vote “FOR” this resolution.

The advisory vote on this matter is non-binding. However, the Board of Directors and the Compensation and Leadership Development Committee value the opinions of our stockholders and will consider the outcome of the vote when making future executive compensation decisions.

11.	WHAT ARE THE CHOICES WHEN VOTING ON THE RESOLUTION REGARDING THE FREQUENCY OF FUTURE ADVISORY SAY-ON-PAY VOTES?

Stockholders may:

(a)	vote to have future say-on-pay votes
•	annually,
•	every two years, or
•	every three years; or

(b)	abstain from voting on the resolution.

The Board recommends a vote that future advisory say-on-pay votes be held ANNUALLY.

The resolution is non-binding. However, the Board of Directors will consider the outcome of the vote when determining the frequency of future advisory say-on-pay votes.

Questions and Answers (Continued)

12.	WHAT ARE THE CHOICES WHEN VOTING ON EACH STOCKHOLDER PROPOSAL PROPERLY PRESENTED AT THE MEETING, AND WHAT VOTE IS NEEDED TO APPROVE ANY OF THE STOCKHOLDER PROPOSALS?

A separate vote will be held on each stockholder proposal that is properly presented at the meeting. When voting on each of the proposals, stockholders may:

(a)	vote in favor of the proposal;

(b)	vote against the proposal; or

(c)	abstain from voting on the proposal.

A stockholder proposal will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST.”

The Board recommends a vote “AGAINST” each of the stockholder proposals.

13.	WHAT IF A STOCKHOLDER DOES NOT SPECIFY A CHOICE FOR A MATTER WHEN RETURNING A PROXY?

Stockholders should specify their choice for each matter on the enclosed proxy. If no specific instructions are given, proxies which are signed and returned will be voted “FOR” the election of all director nominees, “FOR” the proposal to ratify the selection of PricewaterhouseCoopers SA as the Company’s independent auditors, “FOR” the advisory say-on-pay resolution approving the compensation of our named executive officers, for future say-on-pay votes to be held ANNUALLY and “AGAINST” each of the stockholder proposals.

14.	WHO IS ENTITLED TO VOTE?

You may vote if you owned stock as of the close of business on March 15, 2011. Each share of common stock is entitled to one vote. As of March 15, 2011, the Company had 1,790,384,556 shares of common stock outstanding.

15.	HOW DO I VOTE IF I PARTICIPATE IN THE DIVIDEND REINVESTMENT PLAN?

The proxy card you have received includes your dividend reinvestment plan shares. You may vote your shares through the Internet, by telephone or by mail, all as described on the enclosed proxy card.

16.	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

It means that you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Computershare Trust Company, N.A., P.O. Box 43078, Providence, RI 02940-3078 or you can reach Computershare at 1-877-745-9350 (from within the United States or Canada) or 1-781-575-4310 (from outside the United States or Canada).

Questions and Answers (Continued)

17.	WILL MY SHARES BE VOTED IF I DO NOT PROVIDE MY PROXY?

If you are a street name holder of shares, you should have received a proxy card and voting instructions with the proxy statement sent from your broker or bank. Your shares held in street name may be voted only on certain “routine” matters when you do not provide your broker or bank with voting instructions. For example, the ratification of the selection of PricewaterhouseCoopers SA as independent auditors of the Company is considered a “routine” matter for which brokers or banks may vote unvoted shares. When a proposal is not a “routine” matter (such as the election of director nominees, say-on-pay advisory votes and stockholder proposals) and the broker or bank has not received voting instructions from the street name holder with respect to that proposal, that broker or bank cannot vote the shares on that proposal. This is called a broker non-vote. Therefore, it is important that you provide instructions to your broker or bank with respect to your vote on these “non-routine” matters.

18.	ARE ABSTENTIONS AND BROKER NON-VOTES COUNTED?

Abstentions and broker non-votes will not be included in vote totals and will not affect the outcome of the vote.

19.	MAY STOCKHOLDERS ASK QUESTIONS AT THE MEETING?

Yes. The Chairman will answer stockholders’ questions of general interest during a designated portion of the meeting. In order to provide an opportunity for everyone who wishes to speak, stockholders will be limited to two (2) minutes. Stockholders may speak a second time only after all others who wish to speak have had their turn. When speaking, stockholders must direct questions and comments to the Chairman and confine their remarks to matters that relate directly to the business of the meeting.

20.	HOW MANY VOTES MUST BE PRESENT TO HOLD THE MEETING?

Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. In order for us to conduct our meeting, a majority of our outstanding shares of common stock as of March 15, 2011, must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and shares of record held by a broker, bank or other agent (“Broker Shares”) that are voted on any matter are included in determining the number of votes present. Broker Shares that are not voted on any matter will not be included in determining whether a quorum is present.

Board Operations and Governance

Board Responsibility and Meetings

The primary responsibility of the Board of Directors is to foster the long-term success of the Company, consistent with its statutory duty to the stockholders. The Board has responsibility for establishing broad corporate policies, setting strategic direction, and overseeing management, which is responsible for the day-to-day operations of the Company. In fulfilling this role, each director must exercise his or her good faith business judgment of the best interests of the Company.

The Board holds regular meetings, typically during the months of February, March, May, June, September, November and December, and additional meetings when necessary. The organizational meeting follows immediately after the Annual Meeting of Stockholders. The Board held seven regular meetings in 2010. The Board meets in executive session at every Board meeting. Directors are expected to attend Board meetings, the Annual Meeting of Stockholders and meetings of the Committees on which they serve, with the understanding that on occasion a director may be unable to attend a meeting. During 2010, all nominees for director attended at least 75% of the aggregate number of meetings of the Board and all Committees on which they served, and nine of the ten nominees attended the 2010 Annual Meeting of Stockholders.

Governance Guidelines, Policies and Codes

The Board has adopted Corporate Governance Guidelines. In addition, the Company has adopted The Philip Morris International Code of Conduct, which applies to all employees, including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions, as well as a Code of Business Conduct and Ethics that applies to the members of the Company’s Board. The Board has also adopted a policy with regard to reviewing certain transactions in which the Company is a participant and an officer, director or nominee for director has, had or may have a direct or indirect material interest. All of these documents are available free of charge on the Company’s Web site, www.pmi.com/governance, and will be provided free of charge to any stockholder requesting a copy by writing to: Corporate Secretary, Philip Morris International Inc., 120 Park Avenue, New York, New York 10017.

The information on the Company’s Web site is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings the Company makes with the Securities and Exchange Commission.

Board Leadership Structure

The Board leadership consists of the Chairman of the Board of Directors and Chief Executive Officer, the Presiding Director and the Chairs of each Committee of the Board. The responsibilities of the Chairman and Chief Executive Officer, the Presiding Director and of each Committee are described below.

Chairman of the Board and Chief Executive Officer. Louis C. Camilleri serves as Chairman of the Board and Chief Executive Officer. His duties as Board Chairman are to preside at meetings of the stockholders and of the Board of Directors. He is responsible for bringing to the Board’s attention in an accurate and timely manner all matters within his knowledge that the interests of the Company may require the Board to consider. In that capacity he proposes the agendas and schedules for Board meetings, working together with the Presiding Director who approves the agendas and schedules before their dissemination to the Board. Input is sought from all directors as to topics they wish to review. As Chief Executive Officer, he is responsible for the general management and control of the business and affairs of the Company and sees to it that all orders and resolutions of the Board of Directors are implemented. Mr. Camilleri performs such other duties as from time to time may be prescribed by the Board.

Board Operations and Governance (Continued)

Presiding Director. The non-management directors annually elect at the organizational meeting one independent director to be the Presiding Director. The Presiding Director’s responsibilities are to:

•	preside over executive sessions of the non-management directors and at all meetings at which the Chairman is not present;
•	call meetings of the non-management directors as he or she deems necessary;
•	serve as liaison between the Chairman and the non-management directors;
•	approve agendas and schedules for Board meetings;
•	advise the Chairman of the Board’s informational needs and approve information sent to the Board;
•

together with the Chairman of the Compensation and Leadership Development Committee, communicate goals and objectives to the Chairman and Chief Executive Officer and the results of the evaluation of his performance; and

•	be available for consultation and communication if requested by major stockholders.

The Presiding Director is invited to attend all meetings of Committees of the Board. Lucio A. Noto currently serves as the Presiding Director.

Relationship of Chairman of the Board and Presiding Director. The Board believes the current leadership structure is appropriate because it strikes the correct balance between the need to provide the Board with the best available information on which to make decisions while at the same time allowing the Board to set the tone of the discussion and provide direction and oversight to management. Mr. Camilleri has an extensive and detailed knowledge of the Company and the tobacco industry and an incisive strategic view which, combined with his transparency and open-mindedness when dealing with the Board, enable him to assist the Board in focusing on the most important opportunities and risks facing the Company. Mr. Noto plays an active role as Presiding Director in providing independent Board leadership and helps ensure that the Board’s views are continually conveyed in unvarnished fashion to management.

Committees of the Board

The Board has established various standing Committees to assist it with the performance of its responsibilities. These Committees and their members are listed below. The Board designates the members of these Committees and the Committee Chairs annually at its organizational meeting following the Annual Meeting of Stockholders, based on the recommendations of the Nominating and Corporate Governance Committee. The Board has adopted written charters for each of these Committees and these charters are available on the Company’s Web site at www.pmi.com/governance. The Chair of each Committee develops the agenda for that Committee and determines the frequency and length of Committee meetings. Each Committee meets as often as it deems to be appropriate and each has sole authority to retain its own legal counsel, experts and consultants.

The Audit Committee, the Compensation and Leadership Development Committee and the Nominating and Corporate Governance Committee each consist entirely of non-management directors, all of whom the Board has determined are independent within the meaning of the listing standards of the New York Stock Exchange and Rule 10A-3 of the Securities Exchange Act of 1934, as amended. The Board has determined that all members of the Audit Committee are financially literate and that Lucio A. Noto is an “audit committee financial expert” within the meaning set forth in the regulations of the Securities and Exchange Commission. No member of the Audit Committee received any payments in 2010 from Philip Morris International Inc. or its subsidiaries other than compensation received as a director of Philip Morris International Inc.

Board Operations and Governance (Continued)

Committees and 2010 Membership and Meetings	Purpose, Authority and Responsibilities

AUDIT Lucio A. Noto (Chair) Mathis Cabiallavetta J. Dudley Fishburn Jennifer Li Sergio Marchionne Stephen M. Wolf 2010 Meetings: 10

Purpose: assist the Board in its oversight of:

•   the integrity of the financial statements and financial reporting processes and systems of internal control;

•   the qualifications, independence and performance of the independent auditors;

•   the internal audit function; and

•   the Company’s compliance with legal and regulatory requirements.

Authority and Responsibilities:

•   sole authority for appointing, compensating, retaining and overseeing work of the independent auditors;

•   evaluate the internal audit function;

•   evaluate the compliance function;

•   review financial risk assessment and management; and

•   establish “whistleblower” procedures and review claims of improper conduct.

COMPENSATION AND LEADERSHIP DEVELOPMENT Stephen M. Wolf (Chair) Harold Brown J. Dudley Fishburn Graham Mackay Sergio Marchionne 2010 Meetings: 4

Purpose:

•   discharge Board’s responsibilities relating to executive compensation;

•   produce a report for inclusion in the proxy statement; and

•   review succession plans for CEO and other senior executives.

Authority and Responsibilities:

•   review and approve corporate goals and objectives relevant to the compensation of our CEO, evaluate his performance and determine and approve his compensation;

•   recommend to the Board compensation plans and equity-based plans, administer and make awards under such plans and review the cumulative effect of its actions;

•   review and approve the compensation of all executive officers;

•   monitor compliance by executives with our stock ownership requirements;

•   review and assist the development of executive succession plans, evaluate and make recommendations to the Board regarding potential CEO candidates and evaluate and approve candidates to fill other senior executive positions;

•   review and discuss with management proposed disclosures regarding executive compensation matters; and

•   recommend to the Board whether the Compensation Discussion and Analysis should be accepted for inclusion in the proxy statement and annual report.

Board Operations and Governance (Continued)

Committees and 2010 Membership and Meetings	Purpose, Authority and Responsibilities

FINANCE Mathis Cabiallavetta (Chair) Harold Brown Jennifer Li Graham Mackay Lucio A. Noto Carlos Slim Helú 2010 Meetings: 6

Purpose, Authority and Responsibilities:

•   monitor PMI’s financial performance and condition;

•   oversee sources and uses of cash flow, capital structure and financial needs;

•   advise the Board on dividends, share repurchases and other financial matters;

•   advise the Board on PMI’s long-term financing plans, short-term financing plans and credit facilities;

•   monitor PMI’s cash management function;

•   monitor PMI’s pension plans, including funded status and performance; and

•   monitor PMI’s investor relations and stock market performance.

NOMINATING AND CORPORATE GOVERNANCE J. Dudley Fishburn (Chair) Mathis Cabiallavetta Jennifer Li Sergio Marchionne Lucio A. Noto Stephen M. Wolf 2010 Meetings: 3

Purpose:

•   identify qualified candidates for Board membership;

•   recommend nominees for election at the annual meeting;

•   advise the Board on corporate governance matters; and

•   oversee self-evaluation of the Board and each Committee.

Authority and Responsibilities:

•   review qualifications of prospective candidates for director;

•   consider performance of incumbent directors;

•   make recommendations to the Board regarding director independence and the function, composition and structure of the Board and its Committees;

•   recommend corporate governance guidelines; and

•   review director compensation.

PRODUCT INNOVATION AND REGULATORY AFFAIRS Harold Brown (Chair) Mathis Cabiallavetta J. Dudley Fishburn Graham Mackay Carlos Slim Helú Stephen M. Wolf 2010 Meetings: 3

Purpose, Authority and Responsibilities:

•   monitor and review the development of new product strategies, with a particular focus on those that have the potential to reduce harm;

•   monitor and review key legislative, regulatory and public policy issues;

•   monitor and review the Company’s programs on societal alignment issues; and

•   meet with PMI’s Scientific Advisory Board to review scientific developments.

Board Operations and Governance (Continued)

Board Risk Oversight

Risk oversight is conducted both by the Committees of the Board with respect to their areas of responsibility as well as by the full Board. The Audit Committee monitors risks relating to internal and financial controls and certain compliance matters; the Finance Committee monitors risks relating to the sources and uses of the Company’s cash flow and impact of the capital markets on the Company; the Compensation and Leadership Development Committee monitors risks relating to compensation design and payouts and management succession; the Product Innovation and Regulatory Affairs Committee monitors product and regulatory risks; and the Nominating and Corporate Governance Committee monitors risks relating to Board management structure and processes. The full Board monitors risks relating to the Company’s business plan as well as compliance and litigation. At times, two or more Committees hold joint meetings to discuss overlapping risk areas. During 2009, the Audit and Finance Committees held a joint meeting attended by all members of the Board at which a comprehensive assessment of risks facing the Company was reviewed. Committees of the Board followed up with reviews of specific risk categories in 2010. In March 2010, the full Board reviewed a benchmarking assessment of the Company’s compliance programs and, in November 2010, the Audit and Finance Committees held a joint meeting at which the Company’s global insurance programs were reviewed.

Communications with the Board

Stockholders and other interested parties who wish to communicate with the Board may do so by writing to the Presiding Director, Board of Directors of Philip Morris International Inc., 120 Park Avenue, New York, New York 10017. The non-management directors have established the following procedures for the handling of communications from stockholders and other interested parties and directed the Corporate Secretary to act as their agent in processing any communications received. All communications that relate to matters that are within the scope of the responsibilities of the Board and its Committees are to be forwarded to the Presiding Director. Communications that relate to matters that are within the responsibility of one of the Board Committees are also to be forwarded to the Chair of the appropriate Committee. Communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities, such as customer complaints, are to be sent to the appropriate subsidiary. Solicitations, junk mail and obviously frivolous or inappropriate communications are not to be forwarded, but will be made available to any non-management director who wishes to review them.

Board Operations and Governance (Continued)

Summary of Corporate Governance Practices

The Nominating and Corporate Governance Committee of the Board reviews our corporate governance practices regularly and proposes modifications to our principles and other key governance practices as warranted for adoption by the Board. The following summarizes our key principles and practices and refers you to the pages of this proxy statement where you will find a more detailed discussion of various items:

•	the Board has a policy providing that directors are elected by majority vote rather than by a plurality (see page 14);

•	the Board assesses its performance and the performance of Board Committees annually;

•	Directors are elected annually and may be removed with or without cause;

•	the Board elects the Chairman annually;

•	the non-management directors elect the Presiding Director annually (see page 8);

•	only one member of management, our Chairman and Chief Executive Officer, serves on the Board;

•	all Board Committees consist entirely of non-management directors and the Board has no executive committee;

•	the non-management directors meet in executive session at each Board meeting without any members of management being present;

•	PMI has not adopted a poison pill rights plan;

•	the Board has adopted a clawback policy providing for the recovery of bonuses and incentive compensation in appropriate circumstances (see page 39);

•

the Board has adopted stock ownership requirements and an anti-hedging policy for executives intended to align their interests with those of our stockholders and to protect against inappropriate risk taking (see page 38);

•	we do not gross up our named executive officers to offset their taxes on imputed income on the limited perquisites we provide;

•	in 2010, the Board amended the 2008 Performance Incentive Plan to add a double trigger feature to the vesting provisions following a change in control as described on page 59; and

•

as its primary long-term incentive tool, the Board uses deferred and restricted stock awards that are based on a rolling three-year total stockholder return and vest three years after grant — these awards are substantially less dilutive than stock options and annual awards are valued on the grant date which, by design, is the date we release our annual earnings information.

Election of Directors

Process for Nominating Directors

The Nominating and Corporate Governance Committee is responsible for identifying and evaluating nominees for director and for recommending to the Board a slate of nominees for election at the Annual Meeting of Stockholders.

In evaluating the suitability of individuals for Board membership, the Committee takes into account many factors, including whether the individual meets requirements for independence; the individual’s general understanding of the various disciplines relevant to the success of a large publicly-traded company in today’s global business environment; the individual’s understanding of the Company’s global businesses and markets; the individual’s professional expertise and educational background; and other factors, including nationality, that promote diversity of views and experience. The Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group of directors that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment, using its breadth of knowledge and experience. In determining whether to recommend a director for re-election, the Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board. The Committee has not established any specific minimum qualification standards for nominees to the Board, although from time to time the Committee may identify certain skills or attributes, such as financial experience and global business experience, as being particularly desirable to help meet specific Board needs that have arisen.

In identifying potential candidates for Board membership, the Committee relies on suggestions and recommendations from the Board, stockholders, management and others. The Committee does not distinguish between nominees recommended by stockholders and other nominees. From time to time, the Committee also retains search firms to assist it in identifying potential candidates for director, gathering information about the background and experience of such candidates and acting as an intermediary with such candidates. Stockholders wishing to suggest candidates to the Committee for consideration as directors must submit a written notice to the Corporate Secretary, who will provide it to the Committee. Our by-laws set forth the procedures a stockholder must follow to nominate directors. These procedures are summarized in this proxy statement under the caption “2012 Annual Meeting.”

The Nominees

It is proposed that ten directors, only one of whom is a member of management, be elected to hold office until the next Annual Meeting of Stockholders and until their successors have been elected. The Nominating and Corporate Governance Committee has recommended to the Board, and the Board has approved, the persons named and, unless otherwise marked, a proxy will be voted for such persons. Each of the nominees currently serves as a director and each was elected by the stockholders at the 2010 Annual Meeting. The Board believes that the experience, qualifications, attributes and skills of each of the nominees presented, as set forth below, qualify them to deal with the complex global, regulatory and financial issues that the Company faces, and that the Board as a whole provides a breadth of knowledge, international experience, intellectual rigor and willingness to face tough issues. More than two-thirds of the nominees are non-U.S. nationals and seven different nationalities are represented, underscoring the global perspective of the Board taken as a whole.

Although it is not anticipated that any of the persons named below will be unable or unwilling to stand for election, a proxy, in the event of such an occurrence, may be voted for a substitute designated by the Board. However, in lieu of designating a substitute, the Board may amend the Company’s by-laws to reduce the number of directors.

The Board recommends a vote FOR each of the nominees identified below.

Election of Directors (Continued)

Independence of Nominees

The Board has determined that each of the following nominees for director is independent in that such nominee has no material relationship with the Company: Harold Brown, Mathis Cabiallavetta, J. Dudley Fishburn, Jennifer Li, Graham Mackay, Sergio Marchionne, Lucio A. Noto, and Stephen M. Wolf. To assist it in making these determinations, the Board has adopted categorical standards of director independence that are set forth in the Corporate Governance Guidelines, which are available on the Company’s Web site at www.pmi.com/governance. Each of the above-named nominees qualifies as independent under these standards. In making its affirmative determination that Mr. Marchionne is independent, the Nominating and Corporate Governance Committee considered the fact that the Company has a sponsorship agreement with Ferrari, a majority-owned subsidiary of Fiat. The amounts involved in the sponsorship agreement fall significantly below 2% of Fiat’s consolidated gross revenues, the threshold that, if exceeded, would preclude a determination of director independence under the Company’s categorical standards of director independence. The sponsorship agreement with Ferrari dates back to 1984, well before Mr. Marchionne became CEO of Fiat in 2004, and extends until 2014. The agreement and its renewals have been negotiated on an arms-length basis with executives of Ferrari, and Mr. Marchionne has not been involved in any aspect of the negotiations or the agreement.

Majority Vote Standard in Uncontested Elections

The Company’s by-laws provide that, where the number of nominees for director does not exceed the number of directors to be elected, directors shall be elected by a majority rather than by a plurality vote. Under applicable law, a director’s term extends until his or her successor is duly elected and qualified. Thus, an incumbent director who fails to receive a majority vote would continue to serve as a holdover director. To address that possibility, the by-laws require a director who receives less than a majority of the votes cast to offer to resign. The Nominating and Corporate Governance Committee would then consider the offer and recommend to the Board whether to accept or reject the offer.

Election of Directors (Continued)

Harold Brown Counselor, Center for Strategic and International Studies, Washington, DC Director since 2008 Age: 83

Professional Experience:

Dr. Brown has been a Counselor at the Center for Strategic and International Studies since 1992. He was a partner of Warburg Pincus, a leading private equity firm, from 1990 until he retired from the firm in January 2007. Previously, he was Chairman of the Foreign Policy Institute at The Johns Hopkins University School of Advanced International Studies. Dr. Brown is President Emeritus of the California Institute of Technology and served as Secretary of Defense for the United States from 1977 through 1981.

Other Directorships and Associations:

Dr. Brown is a member of the board of directors of Evergreen Holdings, Inc. and is an emeritus trustee of the California Institute of Technology, of the Trilateral Commission (North America) and of the RAND Corporation. Dr. Brown served as a director of Altria Group, Inc. from 1983 to April 2003, and again from December 2004 to March 2008.

PMI Board Committees:

Dr. Brown is Chair of the Product Innovation and Regulatory Affairs Committee and a member of the Compensation and Leadership Development and Finance Committees.

Director Qualifications:

Dr. Brown combines a scientist’s intellect with an extensive knowledge and unique experience of U.S. and international geopolitical and governmental affairs that are of particular benefit to the Board in his role as Chair of the Product Innovation and Regulatory Affairs Committee.

Mathis Cabiallavetta Vice Chairman, Swiss Reinsurance Company Ltd., Zurich, Switzerland Director since 2008 Age: 66

Professional Experience:

Mr. Cabiallavetta became Vice Chairman of Swiss Reinsurance Company Ltd. in April 2009, having been a director since September 2008. Previously, Mr. Cabiallavetta was Vice Chairman of Marsh & McLennan (“MMC”) and Chairman of MMC International until September 2008. From 2000 to 2004, he served as a director of MMC. Prior to joining MMC, Mr. Cabiallavetta was Chairman of Union Bank of Switzerland AG, which he joined in 1971.

Other Directorships and Associations:

Mr. Cabiallavetta is a director of BlackRock, Inc. and is also a senior advisor of MMC and a member of the Executive Advisory Board of General Atlantic Partners. From 2002 to 2008, Mr. Cabiallavetta served as a director of Altria Group, Inc.

PMI Board Committees:

Mr. Cabiallavetta is Chair of the Finance Committee and a member of the Audit, Nominating and Corporate Governance and Product Innovation and Regulatory Affairs Committees.

Director Qualifications:

Mr. Cabiallavetta brings to the Board many years of experience in international capital markets and financial risk assessment, which are of great benefit to the Board in his role as Chair of the Finance Committee.

Election of Directors (Continued)

Louis C. Camilleri Chairman and Chief Executive Officer Director since 2008 Age: 56

Professional Experience:

Mr. Camilleri is our Chairman and Chief Executive Officer. Previously, he was Chairman and Chief Executive Officer of Altria Group, Inc., positions he had held since August 2002 and April 2002, respectively. From November 1996 to April 2002, he served as Senior Vice President and Chief Financial Officer of Altria Group, Inc. He had been employed continuously by Altria Group, Inc. and its subsidiaries (including Philip Morris International Inc.) in various capacities since 1978.

Other Directorships and Associations:

Mr. Camilleri was appointed to the Board of Directors of Telmex International SAB in December 2009. Mr. Camilleri was a director of Kraft Foods Inc. from March 2001 to December 2007 and was Kraft’s Chairman from September 2002 to March 2007.

Director Qualifications:

Mr. Camilleri’s extensive and detailed knowledge of the Company and the tobacco industry and an incisive strategic view, combined with his transparency and open-mindedness, serve him well in his dual role as Chairman of the Board and Chief Executive Officer.

J. Dudley Fishburn Chairman, Henderson Smaller Companies Investment Trust plc, United Kingdom Director since 2008 Age: 64

Professional Experience:

Mr. Fishburn was a Conservative Member of Parliament in the United Kingdom from 1988 to 1997 and also served as a Parliamentary private secretary in the administrations of Prime Ministers Margaret Thatcher and John Major. Prior to entering Parliament, Mr. Fishburn was Executive Editor of The Economist for nine years.

Other Directorships and Associations:

Mr. Fishburn serves as Chairman of Henderson Smaller Companies Investment Trust plc (UK) and Bluecube Technology Solutions Ltd. Mr. Fishburn is also a director of the Heritage of London Trust, the Foundation for Liver Research, Baring Vostok Investments Ltd., and G.F.I. Markets Ltd. He is also a trustee of the University of Reading and an advisor of the Bonita Trust. Mr. Fishburn served as a director of Altria Group, Inc. from 1999 to March 2008, HSBC Inc. from 2002 to 2008, Beazley Group plc from 2002 to 2009, HSBC Bank plc (UK) from 2003 to 2009, and as a trustee of the Peabody Housing Trust from 2000 to 2010.

PMI Board Committees:

Mr. Fishburn is Chair of the Nominating and Corporate Governance Committee and a member of the Audit, Compensation and Leadership Development and Product Innovation and Regulatory Affairs Committees.

Director Qualifications:

As a former member of Parliament and Executive Editor of The Economist with service on a number of for-profit and not-for-profit boards, Mr. Fishburn brings a global perspective on governance and regulatory matters which are of benefit to the Board in his role as Chair of the Nominating and Corporate Governance Committee.

Election of Directors (Continued)

Jennifer Li Chief Financial Officer, Baidu Inc., China Director since 2010 Age: 43

Professional Experience:

Ms. Li joined Baidu Inc., the largest Internet search engine in China and the third largest independent search engine in the world, in March 2008, as Chief Financial Officer, responsible for a wide range of corporate functions, including Finance, Human Resources, Marketing, Communications and Purchasing. Previously, from 1994 to 2008, she held a number of senior finance positions at various General Motors companies in China, Singapore, the United States and Canada, rising to Chief Financial Officer of GM’s business in China and Financial Controller of the North American Operations of GMAC.

PMI Board Committees:

Ms. Li is a member of the Audit, Finance and Nominating and Corporate Governance Committees.

Director Qualifications:

Ms. Li’s strong financial expertise, experience in a fast growing, high-tech business and Asian background strengthen the Board’s depth and global perspective.

Graham Mackay Chief Executive, SABMiller plc, United Kingdom Director since 2008 Age: 61

Professional Experience:

Mr. Mackay joined SABMiller plc, the world’s second largest beer brewer, in 1978 and has held a number of senior positions in the SABMiller Group, including Executive Chairman of the beer business in South Africa. He was appointed Group Managing Director in 1997 and Chief Executive of South African Breweries plc upon its listing on the London Stock Exchange in 1999.

Other Directorships and Associations:

Mr. Mackay is the Senior Non-Executive Director of Reckitt Benckiser Group plc.

PMI Board Committees:

Mr. Mackay serves on the Compensation and Leadership Development, Finance and Product Innovation and Regulatory Affairs Committees.

Director Qualifications:

As chief executive of one of the largest brewers in the world, which does business in many of the same international markets as does the Company, Mr. Mackay brings valuable business, strategic, marketing and regulatory insights to the Board.

Election of Directors (Continued)

Sergio Marchionne Chief Executive Officer, Fiat S.p.A., Italy Chairman, Fiat Industrial S.p.A., Italy Chief Executive Officer, Chrysler Group LLC, Detroit, MI Director since 2008 Age: 58

Professional Experience:

Mr. Marchionne has been Chief Executive Officer of Fiat S.p.A. since June 2004, on whose Board of Directors he has served since May 2003. He is also Chief Executive Officer of Fiat Group Automobiles S.p.A., Fiat’s car division, since February 2005, Chairman of CNH Case New Holland, Fiat’s agricultural and construction equipment division, since April 2006 and a director since July 2004. He was named Chief Executive Officer of Chrysler Group LLC in June 2009. He is also Chairman of Fiat Industrial S.p.A., which separated from Fiat S.p.A. on January 1, 2011. Mr. Marchionne has been a member of the Board of SGS S.A. since May 2001, serving as the Chief Executive and Managing Director from 2002 to 2004 and became Chairman in March 2006. Mr. Marchionne is a chartered accountant and lawyer who, since beginning his career in 1983, has held executive positions at several firms prior to assuming his current positions.

Other Directorships and Associations:

Mr. Marchionne was a member of the Supervisory Board of Hochtief AG from 2006 to 2007 and a member of the Board of Directors of UBS from 2007 to 2010.

PMI Board Committees:

Mr. Marchionne serves on the Audit, Compensation and Leadership Development and Nominating and Corporate Governance Committees.

Director Qualifications:

Trained as both a lawyer and an accountant and currently the chief executive of two large automotive manufacturers, Mr. Marchionne brings strategic insights and a hands-on multi-disciplinary approach to the Board, along with experience in many of the same international markets in which the Company does business.

Lucio A. Noto Managing Partner, Midstream Partners, LLC, New York, NY Director since 2008 Age: 72

Professional Experience:

Mr. Noto assumed his current position with Midstream Partners, LLC in March 2001. He retired as Vice Chairman of ExxonMobil Corporation in January 2001, a position he had held since the merger of the Exxon and Mobil companies in November 1999. Before the merger, Mr. Noto was Chairman and Chief Executive Officer of Mobil Corporation. Mr. Noto had been employed by Mobil continuously since 1962.

Other Directorships and Associations:

Mr. Noto is a director of Penske Auto Group, Inc. He also served on the boards of IBM from 1995 to 2008, Altria Group, Inc. from 1998 to 2008, Shinsei Bank from 2005 to 2008 and Commercial International Bank (Cairo) from 2006 to 2009.

PMI Board Committees:

Mr. Noto is the Presiding Director, Chair of the Audit Committee and a member of the Finance and Nominating and Corporate Governance Committees.

Director Qualifications:

As the former chief financial officer and chief executive officer of a large, multi-national oil company, together with his governance experience serving on the boards and audit committees of a number of major international companies, Mr. Noto brings an extensive knowledge of internal controls and risk assessment to his role as Chair of the Audit Committee and a strong “hands-on” approach as Presiding Director.

Election of Directors (Continued)

Carlos Slim Helú

Chairman, Impulsora del Desarrollo y el Empleo en América Latina,

S.A.B. de C.V.

Mexico

Chairman, Carso

Infraestructura y

Construcción,

S.A.B. de C.V.

Mexico

Director since 2008

Age: 71

Professional Experience:

Mr. Slim is currently serving as Chairman of Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V. and Carso Infraestructura y Construcción, S.A.B. de C.V. Mr. Slim previously served as Chairman Emeritus of Grupo Carso, S.A. de C.V.[1] as well as Chairman of Teléfonos de México, S.A. de C.V. and Carso Global Telecom, S.A. de C.V., México. Previously and from 1991, he was Chairman of Grupo Carso, S.A. de C.V.

Other Directorships and Associations:

From 1997 to 2006, Mr. Slim served as a director of Altria Group, Inc. Mr. Slim served as Chairman Emeritus of Grupo Financiero Inbursa, S.A.B. de C.V. from 2004 to 2007. He also serves as Chairman Emeritus of America Movil, S.A. de C.V. since 2005. Mr. Slim is a member of each of the Advisory Council for Latin America of the New York Stock Exchange and the board of Fundación Unam A.C. and Patronato del Hospital Infantil. He is also Chairman of Fundación Telemex, A.C. and Fundación Carlos Slim, A.C.

PMI Board Committees:

Mr. Slim serves on the Finance and Product Innovation and Regulatory Affairs Committees.

Director Qualifications:

One of the world’s most successful businessmen, Mr. Slim provides the Board with an entrepreneurial point of view and unique perspective on the complexities of operating successfully in both developed and emerging economies.

[1]	A subsidiary of Grupo Carso owns a 20% interest in one of our Mexican subsidiaries.

Stephen M. Wolf Chairman, R.R. Donnelley & Sons Company, Chicago, IL Managing Partner, Alpilles, LLC Chairman of the Advisory Board, Trilantic Capital Partners Director since 2008 Age: 69

Professional Experience:

Mr. Wolf has been Chairman of R.R. Donnelley & Sons Company since March 2004. He has been Managing Partner of Alpilles, LLC since April 2003. Previously, he was Chairman of US Airways Group from November 2001 to April 2003, and Chief Executive Officer of US Airways, Inc. from January 1996 to November 1998. Prior to joining US Airways, he had served since August 1994 as senior advisor in the investment banking firm of Lazard Frères & Co. LLC. From 1987 to July 1994, he was Chairman and Chief Executive Officer of UAL Corporation and United Air Lines, Inc.

Other Directorships and Associations:

In 2009, Mr. Wolf became Chairman of the Advisory Board of Trilantic Capital Partners, and joined the board of Chrysler Group LLC. From 1993 to 2008, Mr. Wolf served as a director of Altria Group, Inc. He is a trustee emeritus of the Brookings Institute.

PMI Board Committees:

Mr. Wolf is Chair of the Compensation and Leadership Development Committee and a member of the Audit, Nominating and Corporate Governance and Product Innovation and Regulatory Affairs Committees.

Director Qualifications:

As a former chief executive officer of four New York Stock Exchange listed companies with experience on the boards of a number of companies, Mr. Wolf provides a strong focus in his position as Chair of the Compensation and Leadership Development Committee in ensuring that the Company has the right compensation processes in place and programs to develop future leaders.

Compensation of Directors

Directors who are full-time employees of the Company receive no additional compensation for services as a director. With respect to non-employee directors, the Company’s philosophy is to provide competitive compensation and benefits necessary to attract and retain high-quality non-employee directors. The Board believes that a substantial portion of director compensation should consist of equity-based compensation to assist in aligning directors’ interests with the interests of stockholders.

The Nominating and Corporate Governance Committee periodically benchmarks director compensation against the Company’s Compensation Survey Group (defined on page 32), considers the appropriateness of the form and amount of director compensation and makes recommendations to the Board concerning such compensation with a view toward attracting and retaining qualified directors. Based on the latest available data, total compensation for the Company’s non-employee directors ranked in the top quartile (i.e., above the 75th percentile) of the Company’s Compensation Survey Group.

Non-employee directors receive an annual cash retainer of $115,000 and a retainer of $5,000 for each Committee of which they are a member. The Presiding Director and the chairs of each Committee receive an annual retainer of $25,000 for additional services rendered in connection with committee chair responsibilities. Directors do not receive meeting fees.

Pursuant to the 2008 Philip Morris International Inc. Stock Compensation Plan for Non-Employee Directors, each non-employee director received an annual share award on May 12, 2010 of that number of shares of common stock having an aggregate fair market value of $140,000 on the date of grant (2,922 shares of common stock with a fair market value of $47.915 per share). Effective May 11, 2011, the value of the annual share award will be increased to $160,000.

The following table presents the compensation received by the non-employee directors for fiscal year 2010.

Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)	Option Awards (1) ($)	Total
Harold Brown	155,000		140,000	—	295,000
Mathis Cabiallavetta	160,000		140,000	—	300,000
J. Dudley Fishburn	160,000		140,000	—	300,000
Jennifer Li	82,875	(2)	140,000	—	222,875
Graham Mackay	130,000		140,000	—	270,000
Sergio Marchionne	130,000		140,000	—	270,000
Lucio A. Noto	178,750		140,000	—	318,750
Carlos Slim Helú	125,000		140,000	—	265,000
Stephen M. Wolf	160,000		140,000	—	300,000

(1)	The Company does not issue options as part of its compensation program for non-employee directors. However, as part of the spin-off of the Company from Altria Group, Inc., certain non-employee directors received PMI stock options to reflect the outstanding options previously awarded to them for service on the Altria Group, Inc. Board of Directors. As of December 31, 2010, fully vested option awards were outstanding for the following directors in the following aggregate amounts: Dr. Brown, 4,693; and Mr. Wolf, 4,693.

(2)	Ms. Li joined the Board in May 2010.

Compensation of Directors (Continued)

Non-employee directors may also elect to defer the award of shares of common stock and all or part of the annual and committee retainers. Deferred fee amounts are “credited” to an unfunded account and may be “invested” in eight “investment choices,” including a Philip Morris International common stock equivalent account. These “investment choices” parallel the investment options offered to employees under the Philip Morris International Inc. Deferred Profit-Sharing Plan and determine the “earnings” that are credited for bookkeeping purposes to a non-employee director’s account. Subject to certain restrictions, a non-employee director is permitted to take cash distributions, in whole or in part, from his or her account either prior to or following termination of service.

Non-employee directors are reimbursed for their expenses incurred in attending Board of Directors, Committee and stockholder meetings, including travel, meals and lodging. They also are covered by business travel and accident insurance, which the Company maintains for their benefit when they travel on Company business, as well as group life insurance.

Stock Ownership Information

Ownership of Equity Securities

The following table shows the number of shares of common stock beneficially owned as of March 15, 2011, by each director, nominee for director and executive officer named in the Summary Compensation Table and the directors and executive officers of the Company as a group. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown. The beneficial ownership of each director, nominee for director and executive officer, and of the directors, nominees for director and executive officers as a group, is less than 1% of the outstanding shares.

Name	Amount and Nature of Beneficial Ownership (1)(2)
David Bernick	148,345
Harold Brown	38,323
Mathis Cabiallavetta	31,581
André Calantzopoulos	565,995
Louis C. Camilleri	2,324,144
J. Dudley Fishburn	23,094
Jennifer Li	3,024
Graham Mackay	8,258
Sergio Marchionne	27,027
Lucio A. Noto	81,740
Matteo Pellegrini	217,172
Carlos Slim Helú	310,117
Hermann Waldemer	387,967
Charles R. Wall	611,246
Stephen M. Wolf	57,839
Group (26 persons)	6,122,205

(1)	Includes maximum number of shares as to which these individuals can acquire beneficial ownership upon the exercise of stock options that are currently vested or that will vest before May 14, 2011 as follows: Dr. Brown, 4,693; Mr. Calantzopoulos, 20,755; Mr. Camilleri, 599,998; Mr. Wolf, 2,294; and group, 633,619. Also includes shares of restricted common stock as follows: Mr. Camilleri, 780,800; and group, 805,500.

(2)	Includes shares of deferred stock as follows: Mr. Bernick, 147,440; Dr. Brown, 21,630; Mr. Cabiallavetta, 31,581; Mr. Calantzopoulos, 305,790; Mr. Camilleri, 287,052; Mr. Fishburn, 23,094; Mr. Noto, 34,421; Mr. Pellegrini, 126,157; Mr. Slim, 10,116; Mr. Waldemer, 208,460; Mr. Wolf, 33,732; and group, 1,991,798. Also includes 17,085 shares as to which beneficial ownership is disclaimed by Mr. Noto (shares held by spouse). Also includes 300,000 shares as to which Mr. Slim shares voting and/or investment power with others and has disclaimed beneficial ownership except to the extent of his pecuniary interest therein. Also includes 12,000 shares held in trust as to which Dr. Brown shares voting and/or investment power with others and as to which he has not disclaimed beneficial ownership and 139,394 shares held in trust as to which Mr. Wall shares voting and/or investment power with others and as to which he has not disclaimed beneficial ownership.

Stock Ownership Information (Continued)

In addition to the shares shown in the table above, as of March 15, 2011, those directors who participate in the Company’s director deferred fee program had the following Philip Morris International share equivalents allocated to their accounts: Dr. Brown, 21,048; Mr. Noto, 55,614; Mr. Slim, 5,364; and Mr. Wolf, 22,722. See “Compensation of Directors” on page 21 for a description of the deferred fee program for directors.

The following table sets forth information regarding persons or groups known to the Company to be beneficial owners of more than 5% of the outstanding common stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Common Stock Outstanding on March 15, 2011
Capital Research Global Investors a division of Capital Research and Management Company (CRMC) 333 South Hope Street Los Angeles, CA 90071	134,733,340	(1)	7.53%

BlackRock, Inc 40 East 52nd Street New York, NY 10022	92,756,024	(2)	5.18%

(1)	According to a Schedule 13G/A, dated February 10, 2011, filed with the Securities and Exchange Commission on February 10, 2011, by Capital Research and Management Company presenting the number of shares as of December 31, 2010.
(2)	According to a Schedule 13G, dated January 21, 2011, filed with the Securities and Exchange Commission on February 8, 2011, by BlackRock, Inc. presenting the number of shares as of December 31, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company believes that during 2010 all reports for the Company’s executive officers and directors that were required to be filed under Section 16 of the Securities Exchange Act of 1934 were filed on a timely basis, except as follows.

Mr. Lucio A. Noto was delinquent in filing three reports reporting three transactions in Company securities. The delinquencies were the result of a broker for Mr. Noto engaging in the transactions contrary to Mr. Noto’s express instructions and failing to inform Mr. Noto of the transactions at the time of the trades. When Mr. Noto was subsequently advised of the transactions, he promptly reported them.

Compensation and Leadership Development Committee Matters

INTRODUCTION

The Compensation and Leadership Development Committee consists entirely of non-management directors, all of whom our Board has determined are independent within the meaning of the listing standards of the New York Stock Exchange. Its responsibilities are described below and set forth in the Compensation and Leadership Development Committee Charter, which is available on the Company’s Web site at www.pmi.com/governance. During 2010, the members of the Committee were: Stephen M. Wolf (Chair), Harold Brown, J. Dudley Fishburn, Graham Mackay and Sergio Marchionne. The Committee met four times in 2010.

Compensation and Leadership Development Committee Interlocks and Insider Participation

No member of the Committee at any time during 2010 had any relationship with the Company that would be required to be disclosed as a related person transaction or as a compensation committee interlock.

Processes and Procedures

The Committee’s primary processes and procedures for establishing and overseeing executive compensation are described in the Compensation Discussion and Analysis on pages 25 through 61 of this proxy statement. These processes and procedures include:

•

Meetings. The Committee meets several times each year, including four times in 2010. The Chair of the Committee, in consultation with the other members, sets meeting agendas. The Committee reports its actions and recommendations to the Board.

•

Executive Compensation Consultant. During 2010, the Committee retained Mr. Michael Halloran of Mercer, a wholly-owned subsidiary of Marsh & McLennan Companies (“MMC”), to assist in developing performance measures to be used by the Committee in assessing business performance for 2010 for purposes of determining the size of the annual incentive compensation and equity award pools and to advise the Committee with respect to the compensation of the Company’s Chairman and CEO. Mercer was paid $47,582 for Mr. Halloran’s services. Prior to his retention in 2009 by the Committee, Mr. Halloran had never performed any services for PMI or its affiliates and was not recommended to the Committee by management.

PMI and its affiliates have engaged other offices of Mercer to provide services unrelated to executive compensation, primarily benefits consulting and benchmarking of salaries for different position levels around the world. Mercer’s fees for these services totaled $1,106,000 in 2010. Mercer is retained directly by the relevant PMI business function, region or market when Mercer provides these other services, and these services and fees are not subject to the approval of the Committee. In addition, MMC and its affiliates other than Mercer provided certain non-compensation related services, primarily insurance brokerage, to PMI and its affiliates in 2010 for fees totaling $1,866,000. Neither these additional services nor the fees are subject to the Committee’s approval.

The Committee has reviewed and considered (1) the services Mr. Halloran performed for the Committee during 2010, (2) the other services performed by Mercer and MMC for PMI and its affiliates in 2010, (3) the relationship among PMI, Mercer and MMC, and (4) the quality and objectivity of the services Mr. Halloran provided to the Committee. The Committee noted that

Executive Compensation (Continued)

Mr. Halloran does not market or sell to PMI or its affiliates the other services performed by Mercer and MMC, and Mr. Halloran receives no incentive or other compensation based on the fees paid by PMI and its affiliates for these other services. In addition, Mercer’s professional standards prohibit Mr. Halloran from considering any other relationships Mercer or any of its affiliates may have with PMI and its affiliates in rendering his advice and recommendations to the Committee. Based on its review, the Committee has concluded that the advice it receives from Mr. Halloran is objective and not influenced by Mercer’s or MMC’s relationships with PMI or its affiliates.

•

Role of Executive Officers. Each year, our Chief Executive Officer presents to the Committee his compensation recommendations for our senior executive officers that report directly to him, including each of our other named executive officers. The Committee reviews and discusses these recommendations with our CEO and, exercising its discretion, makes the final decision with respect to the compensation of these individuals. The CEO has no role in setting his own compensation, which is set by the Committee.

•

Delegation Authority. In accordance with its charter, the Committee may delegate its authority to subcommittees or the Chair of the Committee when it deems appropriate, unless prohibited by law, regulation or New York Stock Exchange listing standards.

COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE REPORT

The Compensation and Leadership Development Committee has reviewed and discussed the Compensation Discussion and Analysis contained on pages 25 through 61 of this proxy statement with management. Based on its review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation and Leadership Development Committee:

Stephen M. Wolf, Chair

Harold Brown

J. Dudley Fishburn

Graham Mackay

Sergio Marchionne

COMPENSATION DISCUSSION AND ANALYSIS

This discussion and analysis describes the executive compensation programs of PMI for 2010 and certain elements of the programs for 2011. Our six named executive officers for 2010 are identified in the Summary Compensation Table and other tables that follow this discussion and analysis. Since PMI became a public company on March 28, 2008, following its spin-off from Altria Group, Inc., compensation decisions for our named executive officers have been made by the Compensation and Leadership Development Committee of our Board of Directors. The tables that follow this discussion and analysis include compensation earned by certain named executive officers prior to March 28, 2008, when PMI was still a subsidiary of Altria, and compensation decisions for those officers were made by the Compensation Committee of the Board of Directors of Altria during that period.

Executive Compensation (Continued)

EXECUTIVE SUMMARY

Compensation Design

Our compensation and benefit programs support our business and financial objectives. The programs are set and periodically reviewed by the Compensation and Leadership Development Committee of our Board of Directors. Each program element is designed to achieve one or more of the following objectives:

•	to support our ability to attract, develop and retain world-class leaders;

•	to align the interests of executives and stockholders;

•	to reward performance;

•	to support long-term business growth, superior financial results, societal alignment and integrity of conduct; and

•	to promote internal fairness and a disciplined qualitative and quantitative assessment of performance.

These objectives provide the framework for the various components of compensation and benefits and take into account the specific nature of our business. Together, these elements form an aggregate package that is intended to be appropriately competitive.

The design of the overall package encompasses the following features:

•	a mix of fixed and at-risk compensation: the higher the organizational level of the executive, the lower the fixed component of the overall compensation and benefits package;

•	a mix of annual and long-term compensation and benefits to appropriately reward the achievement of annual goals and objectives and long-term performance aspirations;

•	a mix of cash and equity compensation that seeks to discourage actions that are solely driven by the stock price at any given time to the detriment of PMI’s strategic goals; and

•

an optimal balance of equity compensation, together with significant stock ownership requirements, to align the interests of executives and stockholders while remaining mindful of the potential dilutive nature of equity compensation on stockholder value.

In determining the precise levels of each element of compensation, as well as the total compensation and benefit package awarded, the Committee exercises its business judgment and discretion in pre-establishing compensation ranges, setting the actual level of compensation within these ranges and reviewing total compensation design to assure that the various ranges remain appropriately competitive and continue to meet our objectives.

To ensure that PMI’s compensation programs are properly benchmarked, the Committee compares the Company’s compensation practices and levels of pay to a Compensation Survey Group as further discussed on page 32. Our compensation programs are designed to deliver total direct compensation upon attainment of targeted goals at the 75th percentile of direct compensation paid to executives in our Compensation Survey Group; actual total direct compensation can exceed the 75th percentile when business and individual performance exceed targeted goals, and can be significantly lower if goals are not met.

Executive Compensation (Continued)

We also compare the mix of compensation for our named executive officers to the compensation for those executives with similar roles in our Compensation Survey Group. Our allocation of total compensation between fixed (base salary) and at risk (annual incentive compensation awards and long-term equity awards) is consistent with that of our Compensation Survey Group companies and with our objective of putting proportionately greater compensation at risk at higher organizational levels.

The three components of direct compensation are base salary, annual incentive compensation awards and equity awards. We also provide our executives retirement benefits and limited perquisites.

Base Salary

Base salary is determined by the scope of the executive’s role at PMI, the executive’s performance and market pay practices. Base salary is intended to provide sufficient competitive pay to attract, develop and retain world-class leaders.

Incentive Compensation Award

The incentive compensation (IC) award is a variable cash award that reflects the Company’s success in achieving annual performance goals pre-set by the Committee, the Company’s progress towards achieving its strategic initiatives, the Company’s performance relative to its international competitors and the executive’s contribution to the Company’s performance for a given fiscal year. As further discussed below, the IC award depends on three variables:

•	the executive’s target for his/her grade or salary band;

•	the executive’s individual annual performance rating; and

•	the PMI annual IC award rating.

Equity Award

The equity award is a long-term variable stock award that recognizes and rewards an executive’s contribution to increasing stockholder value, as measured by PMI’s total stockholder return over a rolling three-year period versus our tobacco peer group, our Compensation Survey Group and the S&P 500. The equity award contributes to all five of our program design objectives described above while minimizing share dilution and protecting against excessive risk taking by employees. As further discussed below, the equity award for salary bands B and C depends on three variables:

•	the executive’s target for his/her grade or salary band;

•	the executive’s individual annual performance rating; and

•	the PMI annual equity award rating.

Overview of Our 2010 Compensation Program

Our executive direct compensation program emphasizes pay for performance, and the one component that is fixed for a given year, base salary, constitutes the smallest portion. For 2010, base salary constituted approximately 13% of direct compensation for our named executive officers. The second component is the annual cash-based incentive compensation award program that is determined by the Committee based on individual and Company performance and that constituted approximately 36% of

Executive Compensation (Continued)

direct compensation for our named executive officers in 2010. The third component is the equity award program that is determined based on individual performance and the Company’s three-year moving total stockholder return and that constituted approximately 51% of direct compensation for our named executive officers in 2010.

2010 Performance Targets and Results

Because approximately 87% of the components of direct compensation earned by our named executive officers in 2010 was variable based on Company and individual performance, we begin this discussion with a brief overview of PMI’s performance in 2010, focusing on those factors, including performance targets, considered by the Compensation and Leadership Development Committee in making its compensation decisions.

At the beginning of each year, the Compensation and Leadership Development Committee sets target ranges with respect to key performance metrics. Numerical weights are not assigned to any factor. In December of each year, the Committee evaluates the Company’s estimated final results against these targets as well as the Company’s progress on key strategic initiatives and its performance relative to its international competitors. It also evaluates the Company’s total stockholder return relative to the Company’s Compensation Survey Group, its tobacco peer group and the S&P 500. It then determines the Company’s incentive compensation award rating for the year based on its assessment of the Company’s overall performance for that year and the Company’s equity award rating based on its relative total stockholder return over a rolling three-year period. In February, the Committee reconfirms the Company’s incentive compensation award rating and its equity award rating based on actual final results. The following table shows the performance target ranges set by the Committee for 2010 and the Company’s results. Each of the financial target ranges set by the Committee was based on the Company’s original 2010 operating budget approved by the Board.

Performance Measure (1)	Target Range	Actual
Cigarette Volume (2)	-2.0 - 1.0%	-2.5%

Share of Top 30 OCI (3) Markets	Growing or Stable in 20 Markets	Growing or Stable in 16 Markets

Net Revenues (4)	4.0 - 5.0%	3.4%

Adjusted OCI (5)	7.0 - 9.0%	5.8%

Adjusted Diluted EPS (6)	11.0 - 14.0%	14.0%

Discretionary Cash Flow (7)	$8.0 - $8.4 billion	$8.7 billion

(1)	For a reconciliation of GAAP to non-GAAP financial measures see Exhibit A to this proxy statement.

(2)	Excluding acquisitions.

(3)	Operating Companies Income (Operating Income before general corporate expenses and the amortization of intangibles).

(4)	Excluding excise taxes, currency and acquisitions.

(5)	Excluding currency and acquisitions.

(6)	Excluding currency.

(7)	Operating cash flow less capital expenditures.

Executive Compensation (Continued)

Analysis of 2010 Performance Ratings

2010 Performance Versus Targets. With much of the developed world still grappling with stubbornly high unemployment levels, debilitatingly heavy debt burdens and bleak budget deficits, we posted a solid financial performance in 2010. Unprecedented excise tax hikes affecting numerous countries spurred further consumer downtrading, a more pronounced pattern of heightened price competition and a surge in illicit trade. These factors adversely affected PMI’s organic volume and market share performance. Despite these challenges, PMI produced exceptional EPS and cash flow results. We also outperformed our international competitors in terms of organic volume and total market share growth for the third year in succession.

Although our relative organic cigarette volume (excluding acquisitions) compared favorably to our industry peers, we were adversely affected by unprecedented excise tax hikes in numerous countries and fell short of our target range, principally attributable to significant declines in industry volumes in Turkey, Japan, Spain, Greece and Pakistan.

Our market share performance was mixed. While we grew our aggregate share in both OECD and non-OECD markets and grew our share in all key growth segments, we suffered shortfalls versus the target in several key markets, almost entirely due to consumer downtrading to low price segments.

Net revenues, excluding excise taxes, currency and acquisitions, of $25.9 billion, were somewhat shy of our target range, reflecting the factors discussed above.

Constant currency adjusted OCI of $11.0 billion, excluding acquisitions, was 5.8% ahead of 2009, but somewhat short of the target range set by the Committee, due to lower volumes and consumer downtrading.

Discretionary cash flow (operating cash flow less capital expenditures) of $8.7 billion in 2010 (a record 32.1% of our net revenues, excluding excise taxes), was well ahead of each of our international competitors and each company in our Compensation Survey Group, strongly exceeded our target range and was 21.7% ahead of 2009 levels, reflecting the strict management of our working capital by further optimizing our supply chain and inventory management initiatives, and was a top-of-class performance compared to our industry peers.

Adjusted diluted EPS, excluding currency, was up 14.0% versus 2009, at the top of the target range set by the Committee.

In addition to these six performance measures, the Committee also evaluated our performance on the following key strategic initiatives:

•	the highly promising transaction with Fortune Tobacco in the Philippines, which widened our share leadership in Asia;

•	our continued efforts to pursue comprehensive, evidence-based regulation governing the manufacture, marketing, sale, use and taxation of tobacco products;

•	our product and other innovation initiatives;

•	achievement of our three-year productivity target of $1.5 billion in gross savings set at the time of the spin-off;

•	our efforts and results in improving our environmental, health and safety record;

Executive Compensation (Continued)

•	our continued progress in nurturing and developing our talent pool and future leadership; and

•	our robust control, compliance and integrity programs.

2010 Annual Incentive Compensation Award Rating. After considering our performance against the quantitative targets in the face of numerous challenges and taking into account the qualitative elements of our strategic initiatives and our outperformance of our international competitors in terms of organic volume and market share growth, the Committee assigned PMI an annual incentive compensation award rating of 100 for 2010 versus our 2009 rating of 120 and our 2008 rating of 140. This rating was used to determine the size of the incentive compensation award pool for 2010.

2010 Equity Award Rating. For purposes of determining the Company performance rating for equity awards, the Committee considered total stockholder return (TSR) relative to our Compensation Survey Group, our direct competitors and the S&P 500.

During 2010, we continued to deploy our discretionary cash flow to reward stockholders, underscoring our commitment to enhance long-term stockholder value. In 2010, we increased our dividend by $0.24 per share, or 10.3%, to an annualized level of $2.56 per share, and accelerated our share repurchases to an annual total of approximately $5.0 billion. Our TSR through November 19, 2010, the most recently available data prior to the Committee’s action, was up by 28.6% year-to-date, well ahead of our Compensation Survey Group (7.6%), our tobacco peer group (19.5%) and the S&P 500 (9.5%), and the third highest performance in the top 25 S&P 500 companies.

While the Committee each year assesses the Company’s annual performance to set annual incentive compensation awards, it takes a longer-term view and considers our relative TSR over a rolling three-year period to set equity awards.

Executive Compensation (Continued)

Since becoming an independent public company on March 28, 2008 and through November 19, 2010, as shown in the table below, our TSR was 33.0%, outperforming our Compensation Survey Group (7.2%), our tobacco peer group (7.3%) and the S&P 500 (down 3.1%):

March 28, 2008 – November 19, 2010

Total Stockholder Return

Source: FactSet.

Note:	Peer groups represent the market weighted average return of the group. PMI pro forma for additional $0.46 per share dividend paid in April 2008, for the period of March 28, 2008 to November 19, 2010.

(1)	The Tobacco Peer Group consists of Altria, BAT, Imperial Tobacco, Japan Tobacco, Lorillard and Reynolds American.

(2)	The Compensation Survey Group consists of BAT, Bayer, Coca-Cola, Diageo, GlaxoSmithKline, Heineken, Imperial Tobacco, Johnson & Johnson, Kraft, McDonald’s, Nestlé, Novartis, Pepsi, Pfizer, Roche, Unilever and Vodafone.

Between March 28, 2008 and December 31, 2010, we returned to our stockholders $26.7 billion, or approximately 25% of our December 31, 2010 market capitalization, in the form of dividends and share repurchases.

After considering these factors, the Committee assigned PMI an equity award rating of 130 for 2010 versus our 2009 rating of 105 and our 2008 rating of 100. This rating was used to determine the size of the equity award pool for 2010.

2011 Base Salary Freeze for Executive Officers

In light of persistent economic challenges in much of the developed world and as part of our continued efforts to generate productivity gains and cost savings, our Chief Executive Officer recommended to the Committee and the Committee agreed that none of the fourteen members of our senior management team would receive an increase in base salary for 2011.

Executive Compensation (Continued)

COMPENSATION SURVEY GROUP

To ensure that PMI’s compensation and benefit programs are properly benchmarked, the Compensation and Leadership Development Committee compares the Company’s compensation and benefit practices and levels of pay to a Compensation Survey Group consisting of companies with global sales that compete with us for talent and:

•	are direct competitors; or

•	have similar market capitalization; or

•	are primarily focused on consumer products (excluding high technology and financial services); and

•	are companies for which comparative executive compensation data is readily available.

Using these characteristics as our guide, the following 17 companies have been selected as our Compensation Survey Group:

Bayer AG, British American Tobacco plc, The Coca-Cola Company, Diageo PLC, GlaxoSmithKline, Heineken NV, Imperial Tobacco Group PLC, Johnson & Johnson, Inc., Kraft Foods Inc., McDonald’s Corp., Nestlé S.A., Novartis AG, PepsiCo Inc., Pfizer, Inc., Roche AG, Unilever PLC & NV and Vodafone Group PLC.

This survey group consists of companies that are multinationals based in the U.S. and in several European countries, reflecting the fact that, while we are headquartered in the U.S., the core of our businesses, employees and competitors is global in nature. We believe that the resulting data we use to benchmark our programs appropriately reflect the geographic locations in which we operate.

MIX OF DIRECT COMPENSATION

We have compared the mix of direct compensation for our named executive officers to the equivalent compensation for those executives with similar roles in our Compensation Survey Group using publicly available market surveys that were provided to us by Aon Hewitt.

All of our named executive officers are in salary bands A, B or C, with band A being the highest level. As shown in the table below for salary bands A through C, our allocation of total direct compensation between fixed (base salary) and at risk (annual incentive compensation awards and long-term equity awards) is comparable to that of our Compensation Survey Group companies and consistent with our objectives of putting proportionately greater compensation at risk for each increase in salary band, while minimizing equity dilution.

Executive Compensation (Continued)

Design Mix of Direct Compensation at Target Versus Our Compensation Survey Group

	Base Salary	Annual Incentive Compensation Awards	Equity Awards
Salary Band A
PMI	10%	31%	59%
Compensation Survey Group 75th Percentile	14%	17%	69%

Salary Band B
PMI	18%	33%	49%
Compensation Survey Group 75th Percentile	23%	22%	55%

Salary Band C
PMI	25%	30%	45%
Compensation Survey Group 75th Percentile	24%	24%	52%

ELEMENTS OF COMPENSATION AND BENEFITS

Our compensation and benefits programs outside of the U.S. are largely driven by local practices, including tax and social benefit legislation, and are influenced by cultural and economic factors. In addition to our Compensation Survey Group, we use locally available market surveys in each country to supplement our assessment of compensation levels for executives in that country for purposes of pay.

The primary components of compensation and benefits provided to our named executive officers consist of base salary, annual incentive compensation awards, equity awards, retirement benefits and limited perquisites. A description of each of these components for 2010 follows.

Base Salary

When setting base salaries, we consider several factors, including each executive’s individual performance rating, level of responsibility, prior experience, and local market competitive practices. In addition, as appropriate, our Compensation and Leadership Development Committee compares the base salaries of our executive officers to the base salaries paid to executive officers holding comparable positions at other companies in our Compensation Survey Group. Numerical weights are not assigned to any factor.

For 2010, PMI’s base salary ranges for salary band A through salary band C executives who are based in the U.S. for purposes of pay were as follows:

	2010 U.S. Payroll-Based Annual Base Salary Ranges
Salary Band	Minimum	Midpoint	Maximum
A	$1,030,000	$1,700,000	$2,370,000
B	$514,700	$875,000	$1,235,300
C	$339,300	$565,000	$790,700

Executive Compensation (Continued)

PMI’s base salary ranges for salary band B through salary band C executives who are based outside of the U.S. for purposes of pay are determined based on local market competitive practices. All of our named executive officers who are based outside of the U.S. for purposes of pay are Swiss payroll-based. The 2010 salary bands and ranges for Switzerland (stated in Swiss francs) were as follows:

2010 Swiss Payroll-Based Annual Base Salary Ranges
Salary Band	Minimum	Midpoint (1)	Maximum
B	CHF 847,800	CHF 1,441,200	CHF 2,034,600
C	CHF 728,500	CHF 1,213,000	CHF 1,697,500

(1)	The midpoints of salary bands B and C are equivalent to $1,382,711 and $1,163,772, respectively, based on the average conversion rate of Swiss francs to U.S. dollars for 2010 of $1.00 = 1.0423 CHF. However, as noted above, these salary ranges are based on local market competitive practices and are not directly comparable to the U.S. dollar salary ranges used for those executives based in the U.S. for purposes of pay.

The above base salary ranges for 2010 will remain in effect for 2011 without any increases.

Annual Incentive Compensation Awards

Our annual incentive compensation award program is a cash-based, pay-for-performance program for management employees worldwide, including our named executive officers. PMI believes that the use of cash (as opposed to equity) for annual incentives is consistent with competitive practice among companies within our Compensation Survey Group. For each year, each participant has an award target that is established early in the year, based on salary band and expressed as a percentage of base salary. The target award is paid when both the business and individual results are achieved at planned levels of performance. The actual awards paid vary based on an assessment of actual business and individual performance.

In December of each year, our Compensation and Leadership Development Committee assesses our performance and establishes a PMI performance rating that is used to determine the size of the annual incentive compensation award pool. The PMI performance rating can range from 0 to 150. Performance at planned levels results in a rating of 100, subject to the Committee’s discretion based on its assessment of our overall performance. The PMI incentive compensation award rating for 2010 is discussed above under “Executive Summary — Analysis of 2010 Performance Ratings.”

Individuals are rated on a three-point scale (Improvable, Optimal and Exceptional). To assure a disciplined, fair and equitable assessment of individual performance, the Committee has set general guidelines under which approximately 15% of the eligible population receives a rating of “Improvable,” 65% receives a rating of “Optimal,” and 20% receives a rating of “Exceptional.” Individual ratings are based primarily on a qualitative assessment of performance. Our Chairman and CEO rated the performance of each of our named executive officers, and the Committee reviewed and accepted these recommendations. The Committee also rated the performance of our Chairman and CEO. These qualitative assessments are summarized below under the caption “2010 Performance and Executive Compensation Decisions.”

Executive Compensation (Continued)

Annual individual incentive compensation award ranges for salary bands A through C are stated as a percentage of base salary, and are as follows assuming a PMI performance rating of 100:

2010 Annual Incentive Compensation Award Ranges (1)

Award Ranges Associated with Individual Ratings
Salary Band	Improvable	Optimal	Exceptional

A	0% – 210%	210% – 360%	360% – 450%

B	0% – 126%	126% – 216%	216% – 270%

C	0% – 84%	84% – 144%	144% – 180%

(1)	Individual awards are within the discretion of our Compensation and Leadership Development Committee and there is no guarantee that any amount will be paid.

Equity Awards

Equity awards are granted to management employees under the Philip Morris International Inc. 2008 Performance Incentive Plan, as amended and restated, and are intended to build stock ownership and enhance the retention and commitment of participants to increasing long-term stockholder value. Equity awards are made in shares of restricted or deferred stock, rather than stock options, because those forms of equity:

•	establish a relationship between PMI’s cost and the value ultimately delivered to PMI’s executives that is more direct and more visible than is the case with stock options; and

•

require the use of substantially fewer shares than stock options to deliver equivalent value, resulting in an annual Company run rate (number of stock options, restricted and deferred shares granted in the calendar year as a percentage of all shares outstanding) in 2010 of 0.20% and a total 2010 year-end overhang (number of unexercised stock options and unvested deferred stock as a percentage of all shares outstanding) of 0.64%. The Company run rate and overhang each compares favorably to that of the Compensation Survey Group.

Equity award recommendations are approved annually at the Compensation and Leadership Development Committee’s February meeting, and are granted on the date of approval. The number of shares awarded is based on the fair market value of PMI stock on the date of grant. The value of shares awarded is based on the relative performance of PMI’s three-year moving total stockholder return and an evaluation of each participant’s performance.

Equity awards generally vest three or more years after the date of the award, subject to earlier vesting on death, disability or normal retirement. The three-year vesting period provides PMI with a means of both retaining and motivating executives. Recipients receive cash dividends or dividend equivalents on unvested shares of restricted or deferred stock in order to more fully align the interests of participants with stockholders.

To further align employees’ interests with those of stockholders and tie equity grants to business performance, the Committee assigns a PMI performance rating to the equity award pool. The performance rating can result in an increase or decrease in the size of the award pool, and consequently the size of equity awards depends on actual results. The PMI performance rating for

Executive Compensation (Continued)

equity awards is driven by the three-year moving total stockholder return relative to our Compensation Survey Group, our direct competitors and the S&P 500. The PMI performance rating can range between 0 and 150; the PMI equity award rating for 2010 is discussed above under “Executive Summary — Analysis of 2010 Performance Ratings.”

Annual individual equity award ranges for salary bands B through C, stated as a percentage of annual base salary and assuming PMI performance ratings of 100 (target) and 130 (actual), respectively, as in effect for 2010 are as follows:

2010 Annual Equity Award Ranges (1)

	PMI Performance Rating of 100			PMI Performance Rating of 130
	Award Ranges Associated with Individual Ratings			Award Ranges Associated with Individual Ratings
Salary Band	Improvable	Optimal	Exceptional	Improvable	Optimal	Exceptional
B	0% – 203%	203% – 297%	297% – 351%	0% – 263%	263% – 386%	386% – 456%
C	0% – 135%	135% – 198%	198% – 234%	0% – 176%	176% – 257%	257% – 304%

(1)	Individual awards are within the discretion of our Compensation and Leadership Development Committee and there is no guarantee that any amount will be granted.

Our Chairman and CEO is the only employee in salary band A. For 2010, as in prior years, the Compensation and Leadership Development Committee did not set equity award targets for salary band A expressed as a percentage of base salary; rather, it set a target award for optimal performance of $7,014,645 based on a total compensation positioning using the 75th percentile of our Compensation Survey Group. Award ranges were constructed around this target based on the Company’s equity award program, as indicated in the table below.

Salary Band A:

Improvable			Optimal			Exceptional
Min	Target	Max	Min	Target	Max	Min	Target	Max
$0	$4,910,252	$5,260,984	$5,260,984	$7,014,645	$7,716,110	$7,716,110	$8,417,574	$9,119,039

The Committee has determined that, when setting equity award targets for salary band A for 2011 and future years, it will use the same methodology it employs when setting pre-established ranges for all other executive officers, as shown above. The Committee will continue to reference the 75th percentile of the PMI Compensation Survey Group when evaluating the Chairman and CEO’s total direct compensation.

Retirement Benefits

Almost all of our U.S.-based employees, including our two U.S.-based named executive officers, Mr. Camilleri and Mr. Wall, are covered by funded tax-qualified pension and profit-sharing plans. In connection with the spin-off of PMI from Altria, the assets of Altria’s tax-qualified pension and profit-sharing plans that relate to our employees were transferred to new plans that we established. We also maintain unfunded supplemental retirement plans and arrangements which compensate employees for the difference between the full pensions or full profit-sharing contributions they would receive under our tax-qualified plans, if those plans were not subject to tax law limitations, and the benefits that in fact can be provided after taking those limits into account. In limited instances, the supplemental plans

Executive Compensation (Continued)

provide additional benefits. Both the tax-qualified and the supplemental plans are substantially similar to the Altria plans previously covering our U.S. payroll-based employees. Subject to the adjustments and limitations discussed under “Pension Plans Maintained by PMI” following the Pension Benefits table below, our pension arrangements are generally intended to provide our U.S. payroll-based salaried employees with annual retirement pensions, or their equivalent, in an amount equal to approximately 1.75% of the employee’s five-year average compensation (the sum of annual salary and annual incentive compensation in the 60 consecutive months during the employee’s last 120 months of service that, when divided by five, produces the highest average) times years of credited service (up to a maximum of 35). For an employee who completes 30 years of service, this generally translates into providing payments equivalent to a pension of approximately 52.5% of this five-year average compensation. For an employee with the maximum credited service of 35 years, this “replacement ratio” is approximately 61.25%.

Generally, a U.S. payroll-based employee who terminates employment before age 55 can commence receiving his or her vested pension benefits as early as shortly after attaining age 55. For such an employee, the monthly pension benefits are reduced by factors designed to keep such benefits actuarially equivalent in value to those that the employee could have received by waiting until the normal retirement age of 65 to commence receiving benefits. However, for employees who continue to work until age 55, the annual reduction factors for early commencement improve significantly – for example, typically going from a pension (commencing at age 55) of 40% of the age 65 normal retirement pension for an employee who terminates employment just before age 55 to 70% of the normal retirement pension if the employee instead works until age 55 and then retires immediately. For employees who retire at or above age 55 with 30 years of service or at or above age 60 with five years of service, there is no reduction for early commencement.

Employees based outside of the U.S., including our other named executive officers, Messrs. Bernick, Calantzopoulos, Pellegrini and Waldemer, participate in various retirement plans that are substantially similar to the ones described above. Employees located in Switzerland for purposes of pay, for example, are generally covered by the Pension Fund of Philip Morris in Switzerland, or the Swiss Pension Fund, a broad-based, contributory, funded pension plan established in accordance with the Swiss Federal Law that provides retirement, death and disability benefits for employees and their beneficiaries. Retirement benefits under this plan are determined under a formula similar to the formula in our tax-qualified U.S. pension plan. As is the case under our tax-qualified U.S. plans, benefits under the Swiss Pension Fund are subject to tax regulatory limits on the amount of compensation that can be taken into account in determining benefits. Our employees covered by the Swiss Pension Fund whose benefits are affected by these limits are also covered by a supplemental Swiss plan designed to provide benefits equivalent to the incremental benefits that would be provided if the Swiss Pension Fund were not subject to these limits. If an employee is also entitled to benefits under a pension plan maintained by PMI or one of its affiliates in another country, the employee’s pension benefits may be coordinated through offsets in order to assure that the employee receives full career benefits while avoiding duplication of benefits.

Perquisites

Perquisites received by our named executive officers are described in footnotes to the “All Other Compensation” heading of the Summary Compensation Table. In addition to these perquisites, our named executive officers received the same benefits that were provided to PMI employees generally. For reasons of security and personal safety, PMI requires Mr. Camilleri to use company aircraft for all travel and provides him with the service of a driver and home security.

Executive Compensation (Continued)

Role of PMI’s Chief Executive Officer

Our Chief Executive Officer makes recommendations to the Compensation and Leadership Development Committee with respect to the compensation of other senior executive officers. The Committee reviews and discusses the compensation of these officers with the CEO, and the Committee makes the final compensation decisions with respect to these senior executive officers. Our CEO does not make recommendations or otherwise have any role in setting any aspect of his own compensation and does not attend any Committee meetings when any element of his compensation is discussed.

Factors Mitigating Against Possible Adverse Consequences of Our Compensation Programs

Several elements of our compensation programs protect against the possibility that compensation incentives might cause employees to take risks that could materially adversely affect the Company. First, we do not have different incentive compensation award programs for particular business units or functions. Our annual incentive compensation and equity award programs apply to management employees worldwide, and the award pools for each of those programs are based on company-wide performance measures that cannot be unduly influenced by a particular business unit or group. Second, all employees are rated on the same three-point scale within general guidelines set by the Committee whereby approximately 15% of the eligible population receives a rating of “Improvable,” 65% receives a rating of “Optimal” and 20% receives a rating of “Exceptional.” These ratings are spread throughout the organization so that no particular group of employees will all receive the same rating. Third, both the company-wide and the individual performance measures are subject to maximums that limit the amount of awards.

Furthermore, the long-term component of our compensation programs consists of equity awards that are effectively measured or at risk over a six-year period. At the time of grant, the awards are based on a three-year rolling average of total stockholder return compared to our Compensation Survey Group, our direct competitors and the S&P 500, and the awards generally vest only after an additional three years from the date of grant. In addition, our executives are required to hold a substantial multiple of their base salary in Company stock, ranging from 15 times base salary for the CEO to 6 times base salary for salary band C executives. Executives also are not permitted to engage in any hedging activities with respect to PMI stock.

Finally, the Board of Directors has adopted a comprehensive “clawback” or compensation reimbursement policy that permits the Company to recoup compensation from executives that is paid as a result of fraud, misconduct, a restatement of our financial statements or a significant write-off not in the ordinary course affecting the financial statements. See “Policy Regarding the Adjustment or Recovery of Compensation” below.

Stock Ownership Requirements and Hedging

The Compensation and Leadership Development Committee requires certain levels of PMI stock ownership for our executives, including our named executive officers. These requirements are 15 times base salary for the CEO, 9 times base salary for salary band B executives and 6 times base salary for salary band C executives. Executives are required to meet their ownership levels within five years of joining PMI or within three years after a promotion. The Committee reviews each executive officer’s compliance with the requirements on an annual basis. As of December 31, 2010, all of our named executive officers met or exceeded the applicable requirements. Our executive officers are not permitted to engage in any hedging activities with respect to PMI stock.

Executive Compensation (Continued)

Policy Regarding the Adjustment or Recovery of Compensation

Under our Board approved policy, if the Board or an appropriate Committee of the Board determines that, as a result of fraud, misconduct, a restatement of our financial statements, or a significant write-off not in the ordinary course affecting our financial statements, an executive has received more compensation than would have otherwise been paid, the Board or Committee shall take action as it deems necessary or appropriate to address the events that gave rise to the fraud, misconduct, write-off or restatement and to prevent its recurrence. Such action may include, to the extent permitted by applicable law, requiring partial or full reimbursement of any bonus or other incentive compensation paid to the executive, causing the partial or full cancellation of restricted stock or deferred stock awards and outstanding stock options, adjusting the future compensation of such executive, and dismissing or taking legal action against the executive, in each case as the Board or Committee determines to be in the best interests of the Company.

Policy with Respect to Qualifying Compensation for Deductibility

Our ability to deduct compensation paid to individual officers who are covered by Section 162(m) of the U.S. Internal Revenue Code is generally limited to $1.0 million annually. However, this limitation does not apply to performance-based compensation, provided certain conditions are satisfied. The annual incentive compensation awards for 2010 and the deferred or restricted stock that was awarded for 2010 to our covered named executive officers in February 2011 was subject to, and made in accordance with, performance-based compensation arrangements.

Annual Incentive Compensation Awards. For those executives whose compensation is subject to the deductibility limitations of Section 162(m), annual incentive compensation awards for 2010 were contingent on a compensation formula based on adjusted net earnings that was established by the Compensation and Leadership Development Committee at the beginning of the year. Under the formula used to establish the award pool, the maximum amount that could be paid to officers covered by the compensation formula as a group was 0.6% of adjusted net earnings.(1) The maximum award for Mr. Camilleri was one-third of this pool, and the maximum amount that could be paid for each of the remaining officers covered by the compensation formula was equal to one-sixth of the pool. In addition, individual award amounts are limited to the maximum of $12 million as provided in the Philip Morris International Inc. 2008 Performance Incentive Plan.

Equity Awards. Equity award grants that were subject to Section 162(m) and made in early 2008 and 2009 were contingent on formulas based on adjusted net earnings that were established by the Altria Compensation Committee at the beginning of 2007 and 2008, respectively. Similarly, the equity award grants made in early 2010 and 2011 were subject to a formula established in early 2009 and in early 2010, respectively, by the Compensation and Leadership Development Committee. For 2009 and 2010, the maximum grant value was based on a performance pool equal to 0.75% of adjusted net earnings. At the conclusion of each performance year, the performance pool is calculated and divided among the officers covered by the Section 162(m) formula for that year. For each of these two years, the maximum award for Mr. Camilleri was one-third of this pool, and the maximum amount that could be paid for each of the remaining officers covered by the compensation formula was equal to one-sixth of the pool. Each potential award was capped at the lesser of the results of this calculation or the maximum share award (1.0 million shares) under the 2008 Performance Incentive Plan.

(1)	Adjusted net earnings is defined as net earnings before extraordinary items, discontinued operations and the cumulative effect of accounting changes and excluding certain other items designated by the Committee.

Executive Compensation (Continued)

In the case of both annual incentive compensation and equity awards, the limits described above establish the maximum awards that could be granted; the Committee retains complete discretion to determine to pay any lesser amounts. Actual awards to the officers covered by the compensation formula are based on the Committee’s assessment of individual and overall corporate performance, utilizing the negative discretion permitted by Section 162(m). The annual incentive compensation and equity awards made by Altria and by us for the periods covered in the Summary Compensation Table and related tables were well within these limits and the limits applicable to prior years.

We have taken appropriate actions, to the extent feasible, to preserve the deductibility of annual incentive compensation and equity awards. However, notwithstanding this general policy, the Compensation and Leadership Development Committee has authorized, and continues to retain the discretion to authorize, other payments that may not be deductible, if it believes that they are in the best interests of both the Company and its stockholders. Such determinations include, for example, payment of base salaries to some covered officers that exceed $1.0 million, with the result that a portion of such officers’ base salaries exceed the deductibility limit. In addition, covered officers’ compensation may exceed the deductibility limit because of other elements of compensation, such as vesting of restricted stock granted before 2007, dividends or dividend equivalents paid on certain restricted or deferred stock, tax reimbursements and income resulting from payments made pursuant to plans that do not discriminate in favor of executive officers, and perquisites.

2010 Performance and Executive Compensation Decisions

The assessment of our business and equity performance for 2010 was discussed above under the caption “Executive Summary — Analysis of 2010 Performance Ratings.” The performance of our named executive officers is discussed below.

Compensation of the Chairman and Chief Executive Officer

Louis C. Camilleri: Mr. Camilleri’s annual incentive compensation and equity awards for 2010 reflect his continued strong performance and exemplary leadership as Chairman and Chief Executive Officer. Under his leadership and with his detailed knowledge of the business and enormous strategic insight, and despite significant economic challenges in much of the developed world, the Company posted exceptional EPS and cash flow results, generated superior stockholder returns, made substantial progress towards our strategic objectives and outperformed our international competitors in terms of organic volume and market share growth, as described above.

Accordingly, the Committee set Mr. Camilleri’s incentive compensation award at 4.5 times his base salary, or $7,875,000, the maximum level under pre-established ranges for salary band A with a PMI performance rating of 100. As in the past, the Committee did not set equity targets for salary band A expressed as a percentage of base salary; rather, the Committee set a target award based on a total compensation positioning using the 75th percentile of our Compensation Survey Group, and constructed ranges around this target based on the Company’s equity award program. For 2010, the 75th percentile produced target and maximum awards of $7,014,645 and $9,119,039, respectively, which were each lower than the comparable 2009 levels. Based on the factors discussed above, the Committee set Mr. Camilleri’s 2010 equity award at $9,119,039, corresponding to 5.2 times his base salary.

Executive Compensation (Continued)

Compensation of Other Named Executive Officers

David Bernick: Mr. Bernick serves as Senior Vice President and General Counsel. His awards were all within pre-established ranges and determined on a pro-rata basis, reflecting his March 1, 2010 hire date. Mr. Bernick’s awards reflect his quick grasp of and contribution to the significant opportunities and issues faced by the Company. He implemented a new organization structure within the Law Department to effectively enhance service levels, priority setting and the sharing of best practices. As a member of the senior management team, he participated in the elaboration and implementation of several key strategic priorities, particularly with regard to our regulatory and R&D objectives. He also was instrumental in furthering our compliance and integrity programs and resolving numerous complex legal issues.

André Calantzopoulos: Mr. Calantzopoulos serves as our Chief Operating Officer. His 2010 incentive compensation and equity awards, which fell within pre-established ranges, reflect his major contributions to our overall performance in 2010 and solid operating results. They recognize, in particular, his role in securing widespread market share gains as a result of numerous product innovation and novel consumer engagement initiatives, as well as his personal role in implementing price increases in an exceedingly difficult operating and economic environment. His awards also reflect his personal contribution to numerous key strategic actions and business development projects. Mr. Calantzopoulos was also instrumental in achieving our productivity targets, improving our cash flow metrics and enhancing our organizational strength.

Matteo Pellegrini: Mr. Pellegrini serves as President, Asia Region. His 2010 awards were within pre-established ranges and reflect his exceptional performance during the year. Net revenues, excluding excise taxes, rose 21.6% in 2010 in the Asia Region, while operating companies income increased by 25.2%. Beyond these stellar results, Mr. Pellegrini’s awards reflect his instrumental role in the formation of PMFTC in the Philippines, which was the Company’s strategic highlight of the year. This transaction not only widened our market share leadership in Asia, excluding China, but promises to be a source of solid income growth for years to come. The awards also recognize Mr. Pellegrini’s contributions to our widespread market share gains in Asia and numerous strategic accomplishments, including several business development initiatives and the continued strengthening of our organization in Asia.

Hermann G. Waldemer: Mr. Waldemer serves as our Chief Financial Officer. All of his 2010 awards were within pre-established ranges. His awards reflect his notable contributions to our financial results, our exceptional cash flow growth and our initiatives to reward stockholders in the form of dividends and share repurchases. Mr. Waldemer played an instrumental role in enhancing our relations with the investment community, including the successful hosting of our first investor day. He also played a key role in our ongoing efforts to contain costs and to enhance our risk management and internal controls programs. He also assured a smooth and effective succession to several key Finance roles, whose prior incumbents reached retirement age, and continued to play a key role in developing the Company’s Finance talent pool.

Charles R. Wall: Mr. Wall served as our Vice Chairman until his retirement in June 2010. He also served as our General Counsel until March 1, 2010. Mr. Wall’s incentive compensation award was determined on a pro-rata basis for the year. He received no equity award in February 2011. His incentive compensation award was within pre-established ranges and reflects his contributions to numerous strategic initiatives and his instrumental role in assuring a smooth transition to his successor as General Counsel. Mr. Wall served PMI and its former parent, Altria, in an exemplary manner for approximately two decades. He retired with our heartfelt gratitude for his countless accomplishments during that period.

Executive Compensation (Continued)

Summary Compensation Table

The following table sets forth information concerning the cash and non-cash compensation awarded by PMI to our named executive officers: the Chief Executive Officer, Chief Financial Officer, the three most highly compensated officers serving as executive officers on December 31, 2010 and an additional officer who was among the most highly compensated officers during 2010 but who retired before December 31, 2010. These amounts are based on the compensation earned by these officers while employed by PMI, Altria or other Altria entities (including PMI) for each year. The compensation for Messrs. Bernick and Pellegrini for 2008 and 2009 is not shown because they were not named executive officers for those years.

Name and Principal Position	Year	Salary (1)	Stock Awards (2)	Non-Equity Incentive Plan Compensation	Change in Pension Value (3)	All Other Compen- sation (4)	Total Compen- sation
		$	$	$	$	$	$
Louis C. Camilleri, Chairman and Chief Executive Officer	2010 2009 2008	1,708,333 1,500,000 1,562,500	10,563,676 14,950,000 25,352,293	7,875,000 7,560,000 9,450,000	1,021,333 4,910,984 6,373,998	488,564 443,387 485,988	21,656,906 29,364,371 43,224,779

David Bernick, Senior Vice President and General Counsel	2010	1,159,301	3,630,422	2,454,021	279,003	141,814	7,664,561

André Calantzopoulos, Chief Operating Officer	2010 2009 2008	1,368,571 1,264,582 1,207,377	4,221,861 4,654,657 2,100,154	3,314,799 3,770,130 4,304,295	2,420,809 2,020,784 1,396,918	21,331 35,401 31,796	11,347,371 11,745,554 9,040,540

Matteo L. Pellegrini, President, Asia Region	2010	869,534	1,723,413	1,459,688	1,272,231	442,581	5,767,447

Hermann G. Waldemer, Chief Financial Officer	2010 2009 2008	1,064,799 983,168 930,249	3,189,904 2,507,916 1,099,971	2,566,296 2,755,095 2,807,149	1,898,092 1,370,851 1,315,238	35,064 33,035 25,385	8,754,155 7,650,065 6,177,992

Charles R. Wall, Retired Vice Chairman and General Counsel	2010 2009 2008	561,000 1,116,500 1,095,000	3,000,419 3,267,197 2,100,154	1,009,800 2,700,000 3,100,000	2,604,125 2,607,081 2,314,935	175,292 315,254 359,595	7,350,636 10,006,032 8,969,684

(1)	The 2010 base salaries earned in Swiss francs for Messrs. Bernick, Calantzopoulos, Pellegrini and Waldemer are converted to U.S. dollars using the average conversion rate for 2010 of $1.00 = 1.0423 CHF. Annual incentive compensation awards are converted to U.S. dollars using the exchange rate on December 31, 2010 of $1.00 = 0.9352 CHF. Year-to-year variations in the salaries and other amounts reported for our Swiss payroll-based officers (Mr. Calantzopoulos and Mr. Waldemer) result in part from year-to-year variations in exchange rates. Included in the salary reported for Swiss payroll-based executives above is an annual, service-based payment (maximum CHF 3,000). These service-based payments are pursuant to PMI policies that apply to all our Swiss payroll-based salaried employees. They are not included in the compensation taken into account for pension purposes.

(2)	The amounts shown in these columns represent the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. The number of shares awarded in 2010, together with the grant date values of each award, is disclosed in the Grants of Plan-Based Awards During 2010 table on page 47.

(3)

The amounts shown reflect the change in the present value of benefits under the pension plans listed in the Pension Benefits table. The amounts shown for 2008 for U.S. payroll-based employees include an adjustment that was made to report amounts on a consistent basis from

Executive Compensation (Continued)

year-to-year taking into account changes made to the supplemental pension plans and related arrangements for those employees in 2008. As is explained in more detail below the Pension Benefits table, for the period 2005 — 2007, certain U.S. payroll-based employees, including Messrs. Camilleri and Wall, were not entitled to accrue additional benefits under supplemental plans; instead they received current cash payments (referred to as Target Payments). In 2008, the Target Payment program was discontinued and a new supplemental plan, the Supplemental Equalization Plan, or SEP, was established for the employees who had received Target Payments. The 2008 changes in pension values for these employees were measured by the difference in present values at the end of year 2007 and 2008 pension measurement dates assuming that the plans in place at the 2008 measurement date, including the SEP, had also been in place on the 2007 measurement date. Neither the Target Payments nor the establishment of the SEP was designed or intended to increase the total value of amounts available to U.S. payroll-based employees for retirement. Absent applying consistent accounting methods in determining the 2008 increases in pension values, differences in the calculation of the 2007 and 2008 values would have overstated the extent of the actual 2008 increase in the value of benefits provided. The annual year-to-year Target Payments were accounted for as an annual compensation expense, while the SEP is accounted for under a pension accounting method that requires anticipating the effects of future events. For Mr. Camilleri, the increment resulting from the change in the applicable accounting methods (including application of the SEC rules requiring the calculation of the present values of pension plan benefits based on the earliest unreduced retirement age for each executive) was $28,808,208, and for Mr. Wall the increment was $3,063,145.

(4)	Details of All Other Compensation for each of the named executives appear on the following page.

Executive Compensation (Continued)

All Other Compensation

	Year	Camilleri	Bernick	Calantzopoulos	Pellegrini	Waldemer	Wall
Allocation to Defined Contribution Plans (a)	2010	$256,731	—	—	—	—	$82,855
	2009	$233,654	—	—	—	—	$173,859
	2008	$235,096	—	—	—	—	$164,181

Reimbursement for Taxes on Assets Held for Retirement (b)	2010	—	—	—	—	—	—
	2009	—	—	—	—	—	—
	2008	$98,972	—	—	—	—	$101,532

International Assignments (c)	2010	—	$118,062	—	$417,769	—	$78,957
	2009	—	—	—	—	—	$118,074
	2008	—	—	—	—	—	$73,490

Personal Use of Company Aircraft (d)	2010	$198,013	—	—	—	—	—
	2009	$181,568	—	—	—	—	—
	2008	$121,283	—	—	—	—	—

Car Expenses (e)	2010	$26,747	$23,752	$21,331	$24,812	$27,962	$13,480
	2009	$21,371	—	$27,901	—	$24,729	$23,321
	2008	$23,989	—	$24,296	—	$16,630	$16,579

Tax Preparation Services (f)	2010	—	—	—	—	$7,102	—
	2009	—	—	—	—	$5,275	—
	2008	—	—	—	—	$6,548	—

Financial Counseling Services (g)	2010	—	—	—	—	—	—
	2009	—	—	$7,500	—	$3,031	—
	2008	—	—	$7,500	—	$2,207	$3,813

Security (h)	2010	$7,073	—	—	—	—	—
	2009	$6,794	—	—	—	—	—
	2008	$6,648	—	—	—	—	—

TOTALS	2010	$488,564	$141,814	$21,331	$442,581	$35,064	$175,292
	2009	$443,387	—	$35,401	—	$33,035	$315,254
	2008	$485,988	—	$31,796	—	$25,385	$359,595

(a)	The amounts shown for all years include contributions to tax-qualified defined contribution plans and contribution credits to the defined contribution component of the unfunded non-qualified plan, the SEP, that replaced the discontinued Target Payments.

(b)	The amounts shown are reimbursements during the year for taxes on a portion of prior year earnings on assets held in trusts of individual officers. These assets and payments offset

Executive Compensation (Continued)

amounts otherwise payable by Altria or Altria operating subsidiaries for vested pre-2005 benefits under supplemental retirement plans (which have been assumed by us) and are not intended to increase total promised benefits. These reimbursements were discontinued in 2008 at the time of PMI’s spin-off.

(c)	The amounts shown include payments or reimbursements made pursuant to PMI’s International Assignment Policy, which is designed to facilitate the relocation of employees to positions in other countries by covering expenses over and above those that the employees would have incurred had they remained in their home countries. International assignments and relocations provide a key means for the Company to meet its global employee development and resource needs, and the International Assignment Policy ensures that employees have the necessary financial support to help meet cost differences associated with these assignments. The International Assignment Policy covers housing, home leave, relocation, tax equalization and education expenses, as well as other program allowances. Currently there are approximately 850 participants in the program.

The tax equalization payments made pursuant to PMI’s International Assignment Policy are not characterized as tax reimbursements since the purpose of these payments is the same as all other payments under the program: that is, to cover the taxes payable by employees on international assignment in excess of the taxes they would have incurred if they had remained in their home countries to ensure that the financial burdens of the excess taxes do not prevent employees from accepting international assignments. Payments for tax equalization often occur in years following the actual tax year.

The following are the specific amounts paid by the Company under the International Assignment Policy:

Name	Year	Housing		Home Leave	Relocation		Tax Equalization		Education	Other Program Allowances	Total
Mr. Bernick	2010		—	$27,418		$86,423		—	—	$4,221		$118,062
Mr. Pellegrini	2010		$310,001	$51,243		—		—	$51,256	$5,269		$417,769
Mr. Wall	2010 2009 2008	$ $ $	69,815 118,074 27,921	— — —	$ $	9,142 — 11,356	$	— — 34,213	— — —	— — —	$ $ $	78,957 118,074 73,490

Certain amounts are converted to U.S. dollars using the average conversion rate for 2010 of $1.00 = 1.0423 CHF and $1.00 = 7.7689 HKD.

(d)	For reasons of security and personal safety, PMI requires Mr. Camilleri to use company aircraft for all travel. The amounts shown are the incremental cost of personal use of company aircraft to PMI and include the cost of trip-related crew hotels and meals, in-flight food and beverages, landing and ground handling fees, hourly maintenance contract costs, hangar or aircraft parking costs, fuel costs based on the average annual cost of fuel per hour flown, and other smaller variable costs. Fixed costs that would be incurred in any event to operate company aircraft (e.g. aircraft purchase costs, depreciation, maintenance not related to personal trips, and flight crew salaries) are not included. Mr. Camilleri has agreed to reimburse the Company for his personal usage of corporate aircraft to the extent that the aggregate incremental cost of such usage exceeds $200,000 per fiscal year. Mr. Camilleri is responsible for his own taxes on the imputed taxable income resulting from personal use of company aircraft.

Executive Compensation (Continued)

(e)	Amounts shown for Mr. Camilleri include the incremental cost of personal use of driver services that PMI provided for reasons of security and personal safety. With respect to Mr. Bernick, Mr. Calantzopoulos, Mr. Pellegrini, Mr. Waldemer and Mr. Wall, amounts include the cost, amortized over a 5-year period, of a vehicle, including insurance, maintenance, repairs and taxes. Executives are responsible for their own taxes on the imputed taxable income resulting from car expenses.

(f)	The tax preparation services are pursuant to PMI policies that apply to all our Swiss payroll-based management employees.

(g)	Reimbursements for financial counseling services were discontinued after December 31, 2009.

(h)	These amounts include the costs associated with company-provided home security systems.

Executive Compensation (Continued)

Grants of Plan-Based Awards During 2010

Name and Principal Position	Grant Date	Estimated Possible Payouts Under Non-Equity Annual Incentive Plan (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Louis C. Camilleri,	2010	0	5,250,000	12,000,000
Chairman and Chief Executive Officer	2/11/2010				222,440	10,563,676

David Bernick,	2010	0	2,790,861	12,000,000
Senior Vice President and General Counsel	3/1/2010				74,060	3,630,422

André Calantzopoulos,	2010	0	2,758,408	12,000,000
Chief Operating Officer	2/11/2010				88,900	4,221,861

Matteo L. Pellegrini,	2010	0	1,167,782	12,000,000
President, Asia Region	2/11/2010				36,290	1,723,413

Hermann G. Waldemer,	2010	0	2,149,438	12,000,000
Chief Financial Officer	2/11/2010				67,170	3,189,904

Charles R. Wall,	2010	0	2,019,600	12,000,000
Retired Vice Chairman and General Counsel	2/11/2010				63,180	3,000,419

(1)	The estimated possible payouts for Messrs. Bernick, Calantzopoulos, Pellegrini and Waldemer are converted to U.S. dollars using the exchange rate on December 31, 2010 of $1.00 = 0.9352 CHF. The numbers in these columns represent the range of potential cash awards as of the time of the grant. Actual awards paid under these plans for 2010 are found in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	On February 11, 2010, each of our named executives, except for Mr. Bernick who was hired on March 1, 2010, received equity awards in the form of restricted or deferred shares of PMI stock. The number of shares awarded was based on the grant date fair market value, determined by using the average of the high and the low trading prices of PMI stock on that date of $47.49. The closing price of PMI common stock on that date was $48.67. Mr. Bernick received a hiring equity award on March 1, 2010 in the form of deferred shares of PMI stock and the number of shares awarded was based on the grant date fair market value on that date of $49.02. These equity awards vest on February 14, 2013. Dividend equivalents are payable on a quarterly basis throughout the restriction period.

On February 10, 2011, the following named executives received equity awards, which vest on February 19, 2014, with a fair value on the grant date as follows: Mr. Camilleri, 153,540 shares, $9,119,509; Mr. Bernick, 73,380 shares, $4,358,406; Mr. Calantzopoulos, 90,850 shares, $5,396,036; Mr. Pellegrini, 42,790 shares, $2,541,513; and Mr. Waldemer, 73,380 shares, $4,358,406.

Executive Compensation (Continued)

Outstanding Equity Awards as of December 31, 2010

Name and Principal Position	Option Awards			Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock that Have not Vested (#) (1)(2)		Market Value of Shares or Units of Stock that Have not Vested ($) (3)
Louis C. Camilleri, Chairman and Chief Executive Officer	299,999 299,999	27.520 33.988	2/27/2012 2/27/2012	2/11/2010 2/4/2009 1/30/2008 1/30/2008 1/29/2003	222,440 404,820 186,986 287,052 175,000	(4)	13,019,413 23,694,115 10,944,291 16,801,154 10,242,750

David Bernick, Senior Vice President and General Counsel				3/1/2010	74,060	(5)	4,334,732

André Calantzopoulos, Chief Operating Officer	20,755	34.704	6/12/2011	2/11/2010 2/4/2009 2/4/2009 1/30/2008	88,900 101,040 25,000 39,268	(6)	5,203,317 5,913,871 1,463,250 2,298,356

Matteo L. Pellegrini, President, Asia Region				2/11/2010 2/4/2009 1/30/2008 1/30/2008	36,290 37,720 12,156 9,357	(7)	2,124,054 2,207,752 711,491 547,665

Hermann G. Waldemer, Chief Financial Officer				2/11/2010 2/4/2009 1/30/2008	67,170 67,910 20,567		3,931,460 3,974,772 1,203,787

Charles R. Wall, Retired Vice Chairman and General Counsel

(1)	Except as stated in footnotes (4) to (7) below, these awards vest according to the following schedule:

Grant Date	Vesting Schedule
2/11/2010	100% of award vests on 2/14/2013.
2/4/2009	100% of award vests on 2/9/2012.
1/30/2008	100% of award vests on 2/11/2011.
1/29/2003	100% of award vests on 2/3/2011.

(2)	Dividends and dividend equivalents paid in 2010 on outstanding PMI restricted and deferred stock awards for each of our named executive officers were as follows: Mr. Camilleri, $2,997,048; Mr. Bernick, $134,380; Mr. Calantzopoulos, $574,998; Mr. Pellegrini, $213,184; Mr. Waldemer, $343,090; and Mr. Wall, $412,085.

(3)	Based on the closing market price of PMI common stock on December 31, 2010 of $58.53.

(4)	Special grant that will vest on January 30, 2012.

(5)	Special grant that will vest on February 14, 2013.

(6)	Special grant that will vest on February 13, 2014.

(7)	Special grant that will vest on January 30, 2013.

Executive Compensation (Continued)

As a result of our spin-off from Altria, and Altria’s 2007 spin-off of Kraft, our named executive officers may also continue to hold both Altria equity awards and Kraft equity awards derived from Altria equity awards that were granted to them before March 28, 2008. Because neither Altria nor Kraft was affiliated with PMI for any portion of 2010 and neither PMI’s performance nor our named executive officers’ holdings affect the value of those Altria or Kraft awards, the awards have not been included in the tables relating to outstanding equity, option exercises and stock vesting.

Stock Option Exercises and Stock Vested During 2010

Name and Principal Position	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Louis C. Camilleri, Chairman and Chief Executive Officer	482,938	15,192,162	152,527	7,483,737

David Bernick, Senior Vice President and General Counsel	—	—	—	—

André Calantzopoulos, Chief Operating Officer	26,382	764,414	32,032	1,571,650

Matteo L. Pellegrini, President, Asia Region	19,841	538,829	9,913	486,381

Hermann G. Waldemer, Chief Financial Officer	12,287	173,665	16,789	823,752

Charles R. Wall, Retired Vice Chairman and General Counsel	337,338	11,188,605	224,483	12,521,747

On February 3, 2011, vesting restrictions lapsed for the following PMI restricted stock awards derived from Altria stock awards granted in 2003: Mr. Camilleri, 175,000 shares.

On February 11, 2011, vesting restrictions lapsed for the following PMI restricted and deferred stock awards derived from Altria stock awards granted in 2008: Mr. Camilleri, 186,986 shares; Mr. Calantzopoulos, 39,268 shares; Mr. Pellegrini, 12,156 shares; and Mr. Waldemer, 20,567 shares.

Executive Compensation (Continued)

The Pension Benefits table and the Non-Qualified Deferred Compensation table below generally reflect amounts accumulated as a result of the named executive officers’ service over their full careers with us, Altria and other Altria entities. The increments related to 2010 are reflected in the Change in Pension Value column of the Summary Compensation Table above or, in the case of defined contribution plans, in the All Other Compensation footnote. Our plans providing pension benefits are described below the Pension Benefits table, and our defined contribution plans are described below the Non-Qualified Deferred Compensation table.

Pension Benefits

Name and Principal Position	Plan Name	Number of Years of Credited Service (1) (#)	Present Value of Accumulated Benefits (2)(3) ($)	Payments During Last Fiscal Year (4) ($)
Louis C. Camilleri, Chairman and Chief Executive Officer	Retirement Plan for Salaried Employees	15.50	812,475
	Benefit Equalization Plan (BEP)	9.50	3,165,237
	Supplemental Management Employees’ Retirement Plan (SERP)	26.33	5,856,283
	Supplemental Equalization Plan (SEP)	32.33	39,809,408

David Bernick, Senior Vice President and General Counsel	Pension Fund of Philip Morris in Switzerland	0.83	184,069
	IC Pension Plan of Philip Morris in Switzerland	0.00	0
	Supplemental Plan of Philip Morris in Switzerland	0.83	94,935

André Calantzopoulos, Chief Operating Officer	Pension Fund of Philip Morris in Switzerland	29.00	8,474,847
	IC Pension Plan of Philip Morris in Switzerland	5.92	1,541,825
	Supplemental Plan of Philip Morris in Switzerland	5.00	2,865,326

Matteo L. Pellegrini, President, Asia Region	Pension Fund of Philip Morris in Switzerland	24.00	4,284,866
	IC Pension Plan of Philip Morris in Switzerland	5.92	1,388,779
	Supplemental Plan of Philip Morris in Switzerland	5.00	718,534

Hermann G. Waldemer, Chief Financial Officer	Pension Fund of Philip Morris in Switzerland	29.00	6,261,440
	IC Pension Plan of Philip Morris in Switzerland	5.92	741,967
	Supplemental Plan of Philip Morris in Switzerland	5.00	2,172,068

Charles R. Wall, Retired Vice Chairman and General Counsel	Retirement Plan for Salaried Employees	20.08	845,152	31,542
	Benefit Equalization Plan (BEP)	14.58	2,465	186,712
	Supplemental Equalization Plan (SEP)	20.08	37,989	6,732,040

(1)

As of December 31, 2010, each named executive officer’s total years of service with PMI or its operating subsidiaries were as follows: Mr. Camilleri, 32.33 years, Mr. Bernick, 0.83 year, Mr. Calantzopoulos, 25.92 years, Mr. Pellegrini, 19.5 years, Mr. Waldemer, 23.75 years and Mr. Wall, 20.08 years, while the years shown in this column are the years credited under the named plan for purposes of benefit accrual. Additional years may count for purposes of vesting or early retirement eligibility. Differences between each named executive officer’s total service and the credited service shown for each plan result from prior transfers between entities sponsoring various plans, including, in the case of Mr. Camilleri, from individual agreements entered into under the Supplemental Management Employees’ Retirement Plan, or SERP, to reflect his prior service with PMI in Switzerland and with Kraft, as further described below on page 54. All years of service are taken into account under the Supplemental Equalization Plan, or SEP, formula, but the benefits provided under that plan are reduced by benefits provided under other plans or arrangements to avoid duplication. The Pension Fund of Philip Morris in Switzerland allows

Executive Compensation (Continued)

employees to purchase additional service credit with contributions from their own funds, and Messrs. Calantzopoulos, Pellegrini and Waldemer have all done so. Messrs. Calantzopoulos and Pellegrini purchased 3.08 and 4.50 years, respectively. Mr. Waldemer’s credited service under the Pension Fund of Philip Morris in Switzerland equals the 29 years shown in the table including his service in Switzerland, his service for our German subsidiary, and additional service credit of 9.83 years that he purchased under the plan.

(2)	The amounts shown in this column for Mr. Camilleri and Mr. Wall are based on a single life annuity (or, for the SEP, a lump sum payment) using the same assumptions applied for year-end 2010 financial disclosure under FASB ASC Topic 715, except that (i) the SEP lump sum is the amount required to purchase an annuity providing the after-tax equivalent of the pension component of that plan assuming an annuity interest rate of 4.25%, and (ii) in accordance with SEC requirements, benefits are assumed to commence at the earliest date on which, assuming continued employment, the individual would be eligible for benefits that are not reduced for early commencement. See Note 13 to our Consolidated Financial Statements for a description of our FASB ASC Topic 715 assumptions. Like all present value amounts, the amounts shown in this column change as the interest rate used to discount projected future benefits is adjusted, with lower interest rates producing higher present values and higher interest rates producing lower present values. The amounts shown in this column for Mr. Wall for the BEP and SEP reflect the portion of his pension benefits under those plans that had not been paid as of December 31, 2010, and which were paid to him in early 2011.

Our liability to Mr. Camilleri for pension benefits under the BEP, SERP and SEP will be less than the amounts shown in this column as a result of payments made in prior years to a trust that he had established. As of December 31, 2010, these trust amounts would offset our liability for BEP and SERP pension benefits by $3,850,457 and would reduce our liability for SEP pension benefits by $6,841,287. These trust amounts will fluctuate over time with investment performance and as amounts are distributed to cover taxes on trust earnings. For further discussion, see “Payments to Trusts” under “Pension Plans Maintained by PMI” on page 54.

The amounts shown in this column for Messrs. Bernick, Calantzopoulos, Pellegrini and Waldemer are based on a 60% joint and survivor annuity commencing at age 62, the earliest date on which, assuming continued employment, the individual would be eligible for benefits that are not reduced for early commencement and are based on the following actuarial assumptions: discount rate 3%; mortality table LPP 2000 with a 2010 adjustment of 3% for expected improvements in mortality and interest rate on account balances of 4%. For Mr. Waldemer, the Pension Fund of Philip Morris in Switzerland present value amount shown includes the value of a pension to which he remains entitled under the pension plan of our German subsidiary. Benefits payable under the German plan offset benefits otherwise payable under the Pension Fund of Philip Morris in Switzerland. Present value amounts in Swiss francs are converted to U.S. dollars using the average conversion rate on December 31, 2010 of $1.00 = 0.9352 CHF.

(3)

In addition to the benefits reflected in this column, we generally provide a survivor income benefit allowance, or SIB allowance, to the surviving spouse and children of U.S. payroll-based employees who die while covered by our Retirement Plan for Salaried Employees. Following the death of a retiree who has a spouse and whose retirement benefits are being paid as a single life annuity, the surviving spouse becomes entitled to a SIB allowance four years after the retiree’s death, in an amount equal to the amount the spouse would have received if the participant had elected to receive monthly payments under the Retirement Plan (and the BEP and SERP, if applicable) in the form of a 50% joint and survivor annuity. The surviving spouse of a participant who dies prior to retirement and prior to age 61 becomes entitled to receive 25% of the base

Executive Compensation (Continued)

salary of the deceased employee commencing four years after the participant’s death, provided the spouse has not remarried, and continuing until the deceased employee would have reached age 65. At that time, the surviving spouse receives the same survivor benefit he or she would have received if the deceased employee continued to work until age 65 earning the same base salary as in effect at the time of death. These benefits are reduced by any death benefits payable from the Retirement Plan, the BEP and the SEP. If there is no surviving spouse, SIB allowances for each child equal 10% of the base salary of the deceased employee (to a maximum of 30% of base salary), become payable monthly beginning four years after the employee’s death, and continue until the child reaches age 25 if a full-time student (age 19 if not).

(4)	In addition to the BEP payment shown in this column, Mr. Wall received a distribution from a trust account he had established in the amount of $2,769,564. These payments and the BEP pension payment made to Mr. Wall in 2011, as described in footnote 2 above, fully satisfied our pension liabilities to him under the BEP pursuant to the terms of the plan and trust arrangement. Mr. Wall also received a distribution from another trust account he had established in the amount of $2,296,710 representing the accumulated value of Target Payments attributable to pension accruals from 2005 through 2008. The amounts previously paid to fund these trust accounts were reported by us or Altria in prior years. For further background on this trust arrangement and Target Payments, see “Payments to Trusts” under “Pension Plans Maintained by PMI” on page 54.

Pension Plans Maintained by PMI

Retirement Plans for U.S. Payroll-Based Employees

In connection with our spin-off from Altria, we established the following plans for our U.S. payroll-based employees: the Retirement Plan for Salaried Employees, or Retirement Plan, the Benefit Equalization Plan, or BEP, and the Supplemental Management Employees’ Retirement Plan, or SERP. The Retirement Plan is a funded tax-qualified retirement plan, while the BEP and SERP are non-qualified supplemental plans. The provisions of these plans are essentially identical to the Altria plans as they existed before our spin-off. Effective with the spin-off, all liabilities with respect to our employees under Altria’s plans were transferred to our new plans. Assets were transferred from trusts established under Altria’s tax-qualified plans to the equivalent tax-qualified plans that we established, and Altria made payments to us with respect to certain liabilities under the non-qualified supplemental plans.

In 2008, prior to the spin-off, the Altria Compensation Committee decided that new supplemental arrangements should be established for our U.S. payroll-based named executive officers and other affected employees. The Altria Compensation Committee also limited the portion of Mr. Camilleri’s annual incentive compensation award that can be treated as compensation for pension calculations to $2,887,500, effective January 1, 2008. Nevertheless, in no event will the present value of his aggregate pension, based on certain actuarial assumptions, be less than $36.5 million should he elect to retire as of January 2012 or thereafter. PMI has implemented both of these decisions, including adopting a new supplemental plan, the Supplemental Equalization Plan, or SEP, effective January 1, 2008.

The BEP and the SEP provide both supplemental pension benefits and supplemental deferred profit-sharing benefits. The provisions of these plans for U.S. payroll-based employees relating to pension benefits are described in more detail below, and the provisions of these plans for U.S. payroll-based employees relating to deferred profit-sharing benefits are described following the Non-Qualified Deferred Compensation table.

Executive Compensation (Continued)

Retirement Plan for Salaried Employees

The tax-qualified Retirement Plan for Salaried Employees, or the Retirement Plan, is a non-contributory plan maintained for the benefit of most of our U.S. payroll-based salaried employees. Subject to tax law limits, the pension formula generally applicable under the Retirement Plan provides for lifetime benefits following termination of employment equal to (a) 1.75% of the employee’s average compensation (the sum of annual salary and annual incentive compensation award in the 60 consecutive months during the employee’s last 120 months of service that, when divided by five, produces the highest average, except that Mr. Camilleri’s annual incentive compensation award is limited as described above), minus (b) 0.30% of such compensation up to the applicable Social Security covered compensation amount, times (c) years of credited service (up to a maximum of 35). Social Security covered compensation is generally an amount equal to the average of the Social Security taxable wage bases for the 35-year period that ends in the year the participant reaches age 65. The resulting benefit is expressed as a single life annuity payable commencing at normal retirement age. The amount may be reduced as a result of permitted elections of continued payments to beneficiaries in the event of the employee’s death or for commencement of payments before attaining normal retirement age.

As noted above on pages 36 to 37, employees who terminate employment before age 55 with vested benefits may commence receiving payment of their accrued pensions after attaining age 55, with reductions for early commencement of 6% for each year by which commencement precedes age 65. For an employee who terminates employment after age 55, the reduction for early commencement is generally 6% for each year by which commencement precedes age 60. If an employee has 30 years of service and is age 55 or older, or is 60 or older with five years of service, however, the annuity immediately payable on early retirement is 100% of that payable at normal retirement age, resulting in a substantial increase in the present value of the employee’s pension.

All of our U.S. payroll-based employees, including Mr. Camilleri and Mr. Wall, who participated in Altria pension plans prior to the spin-off (both qualified plans and the non-qualified plans described below), have received credit under our plans for their prior years of service with Altria and its subsidiaries.

Benefit Equalization Plan

Tax laws applicable to the funded tax-qualified Retirement Plan limit the annual compensation that can be taken into account in determining the five-year average compensation under the plan. As a result of these and certain other tax limits, only a portion of the benefits calculated under the Retirement Plan formula can be paid to affected employees from the Retirement Plan. To compensate for the loss of these benefits under the funded tax-qualified plan, eligible employees accrue supplemental benefits under non-qualified plans.

Prior to 2005, Mr. Camilleri, Mr. Wall and other employees accrued supplemental benefits under Altria’s BEP, and these benefits now will be payable under our BEP. Generally, the supplemental pension benefits accrued under the BEP equal the difference between (a) the pension benefits determined under the Retirement Plan provisions described above, disregarding the tax law limits, and (b) the benefits that can be provided from the Retirement Plan after taking the tax law limits into account, in each case for credited service prior to 2005. As a result of changes in our programs, no named executive officers currently accrue benefits under the BEP.

Executive Compensation (Continued)

Supplemental Management Employees’ Retirement Plan

The Supplemental Management Employees’ Retirement Plan, or SERP, provides a framework for certain other retirement benefits that cannot be paid under the Retirement Plan because of tax limitations and that are not covered by the BEP or SEP. The benefits provided under the SERP to any individual employee are determined in accordance with the provisions of an agreement between the individual and us.

Mr. Camilleri was designated as a participant in the Altria SERP in 1996. Pursuant to this designation he was provided with a SERP benefit equal to the additional pension benefit he would be entitled to receive under the Altria Retirement Plan and the Altria BEP by calculating his benefits under those plans taking into account all of his service with Altria and its subsidiaries, including his service while covered by our plans in Switzerland (16 years and 5 months) and additional service under Kraft pension plans (5 months). This SERP benefit is offset by any other employer-provided pension benefits. Mr. Camilleri entered into an agreement in 2001 waiving any entitlement to benefits under the Swiss plan, leaving only his Kraft pension plan benefits as an offset. His Altria SERP agreement also limits the service that can be taken into account in calculating his benefits under the SERP so that such service, when combined with his other years of service with us and our affiliates, cannot exceed 35 years, and ensures that on termination of employment at or after age 55 he will be able to elect between actuarially equivalent benefit forms providing survivor benefits to his former spouse under either 50% or 100% joint and survivor options. These Altria SERP benefit liabilities with respect to pre-2005 are now payable under our SERP. To simplify the administration of our retirement programs, any additional benefits under Mr. Camilleri’s SERP designation resulting from post-2004 service or compensation changes have been incorporated into the SEP.

Payments to Trusts

Beginning in 1996, Altria paid amounts to individual trusts established by a number of employees (including our U.S. payroll-based named executive officers) or to some employees themselves, with respect to the benefits earned under the BEP and SERP for service before 2005. The accumulated values of these payments offset pre-2005 vested benefits under the supplemental plans otherwise payable at or after the employee’s retirement. The payments were not intended to increase total benefits, but rather to provide greater parity among employees regarding the extent to which their benefits were unfunded, and to neutralize any recruitment and retention disincentives presented by substantial unfunded retirement benefit arrangements.

In response to changes in applicable tax laws, changes were made to the arrangement, and accruals under the Altria BEP and Altria SERP ceased beginning in 2005 for a number of employees, including Mr. Camilleri and Mr. Wall. The accruals were replaced by annual Target Payments, which were current payments calculated to approximate (after paying taxes on the payments) the after-tax value of the additional benefits the employees would have earned had they remained covered by these plans. Like the payments made for pre-2005 supplemental plan benefits, these payments were made to individual trusts established by the employees, including Mr. Camilleri and Mr. Wall, or to the employees themselves. The payments were not intended to increase the benefits previously promised to employees. Instead, the annual Target Payments were intended to provide amounts that employees could save for retirement and that had a value approximating the additional supplemental plan accruals the employees no longer received after 2004.

In 2008, the Altria Compensation Committee decided to discontinue the Target Payment program and to establish new supplemental arrangements. The pre-2005 supplemental plan benefits promised to

Executive Compensation (Continued)

employees remain in place, and distribution of the pre-2005 BEP and SERP benefits remains subject to the terms of those plans applicable on December 31, 2004, through our adoption of the PMI BEP and SERP that mirror the Altria BEP and SERP. Payments with respect to these pre-2005 benefits were made to the individual trusts for periods through 2007 to increase the percentage of promised benefits covered by the trusts or to adjust for shortfalls in the earnings rates originally projected.

Supplemental Equalization Plan

As of January 1, 2008, our eligible employees who received Target Payments between 2005 and 2007 (including Mr. Camilleri and Mr. Wall) became eligible to participate in the Supplemental Equalization Plan, or SEP, an unfunded non-qualified plan. The SEP pension benefit is equal to (a) the benefit applying the Retirement Plan formula without regard to the applicable tax-qualified plan limits, determined based on all of an employee’s creditable service and pensionable compensation and taking into account the terms of any prior SERP designations, (b) reduced by the employee’s BEP and SERP supplemental pension based on service through December 31, 2004, and (c) further reduced by the accumulated value of the employee’s Target Payments converted to a before-tax amount. All of the new benefits provided through the SEP are paid in a lump sum following retirement.

Retirement Plans for Swiss Payroll-Based Employees

Pensions for our Swiss payroll-based employees are payable from a funded defined benefit pension plan and incentive compensation (IC) pension plan qualifying for favorable treatment under Swiss law. To the extent that Swiss tax or other limitations do not allow paying the full pension under the qualified plans, the balance is payable under a supplemental pension plan.

Pension Fund of Philip Morris in Switzerland

With limited exceptions, all Swiss payroll-based employees over 25 years of age become immediately covered by the Pension Fund of Philip Morris in Switzerland, a broad-based contributory funded plan providing defined retirement, disability and death benefits up to limits prescribed under Swiss law. Retirement benefits are expressed as an annuity at normal retirement age equal to 1.8% of the participant’s five-year average pensionable salary (base salary minus 2/3 of the maximum social security benefits of CHF 27,360 in 2010) multiplied by years of credited service (to a maximum of 40 to 41 years, depending on the employee’s date of birth). Employees contribute 6% of their pensionable salary to the Fund. Subject to certain conditions, participants may elect to receive pension benefits entirely or partially in a lump sum. For determining lump sum values, a discount rate of 4% and the LPP 2000 mortality table is used. The LPP mortality table is a commonly used mortality table in Switzerland. For an employee who completes 30 years of service and retires at age 62, this translates into payments equivalent to a pension of 54% of five years’ annual average pensionable salary. For an employee with 40 years of credited service at age 65, this “replacement ratio” is approximately 72% of average salary. Participants may retire and commence benefits as early as age 58; however, for each year that retirement precedes age 62, the 1.8% multiplier used to calculate the amount of the retirement pension is reduced by 0.06% (at age 58 the multiplier is 1.56%).

Swiss law permits participants in a pension plan to make additional voluntary contributions to the pension plan to compensate for missing years of credited service, provided that no service can be credited prior to the plan’s minimum age (age 25, in this case). Participants may also make additional voluntary contributions to the pension plan to increase the early retirement multiplier in the case of early retirement up to the maximum multiplier of 1.8% applied to years of service or to purchase future years of service not to exceed service until age 65. Neither of these employee contributions are

Executive Compensation (Continued)

matched by us, and the latter is credited with interest at 70% of the rate earned by the plan. Upon retirement, the account balance may be converted using the plan’s retirement lump sum factors as described above to determine the additional benefits that it will provide. Such contributions are fully tax deductible in Switzerland by the employee at the time of contribution.

If an employee terminates employment with us before age 58, the lump sum value of the pension calculated using the termination lump sum factors is transferred to either a new pension fund or to a blocked bank account until early retirement age is reached. An employee who is age 50 or over upon termination of employment can elect under certain conditions to remain in the plan as an external member. In this case neither the employee nor the employer can contribute any further funds. At the age of 58, the former employee must then elect to take retirement in the form of an annuity, a lump sum or a mix of both.

IC Pension Plan of Philip Morris in Switzerland

Swiss payroll-based employees in salary bands that are eligible to participate in the annual incentive compensation award program described above are also eligible to participate in the IC Pension Plan of Philip Morris in Switzerland, a funded plan which, for the named executive officers, provides for participant contributions of up to 1.5% of pensionable salary (as defined above), subject to maximum Swiss pension law limits, and an equal matching contribution from the employer. As with the pension plan, participants may make additional voluntary contributions subject to certain terms and conditions. Benefits ultimately received depend on interest rates set by the Pension Board of the plan (which consists of members appointed by the employer and an equal number selected by participants in the plan) and are payable in a lump sum or as an annuity. The plan guarantees that there is no loss of principal on either the employee contributions or the company match. In 2010, the assets of the funds had a negative performance of -3.0% and 0.0% was credited on plan balances.

If an employee terminates employment with us before age 58, the employee’s account value is transferred to either a new pension fund or to a blocked bank account until early retirement age is reached. An employee who is age 50 or over upon termination of employment can elect under certain conditions to remain in the plan as an external member. In this case neither the employee nor the employer can contribute any further funds to the plan although interest does accrue on the account balance. At the age of 58, the former employee must then elect to take retirement in the form of an annuity, a lump sum payment or a mix of both.

Supplemental Plan of Philip Morris in Switzerland

For some Swiss payroll-based employees, including Messrs. Bernick, Calantzopoulos, Pellegrini and Waldemer, the laws and regulations applicable to the Pension Fund of Philip Morris in Switzerland and the IC Pension Plan of Philip Morris in Switzerland limit the benefits that can be provided under those plans. For these employees, we maintain a Supplemental Plan under which an amount is calculated and deposited annually in a trust to make up for the difference between the full pension an employee would have received had these plans not been subject to such limitations. However, these deposits do not serve to increase the amount that an individual would have received absent such limits. In determining the amount of the annual deposit, the assumptions used are the same as those listed above for the Pension Fund of Philip Morris in Switzerland.

In the event of a Supplemental Plan participant’s termination of employment from the Company, the Supplemental Plan benefit is paid in a lump sum at the time that benefits first become payable to the participant under the Pension Fund of Philip Morris in Switzerland and the IC Pension Plan of Philip Morris in Switzerland. As the Supplemental Plan is not a tax-qualified plan, the benefits from this plan, when paid, are adjusted for the loss of favorable tax-qualified plan treatment.

Executive Compensation (Continued)

Non-Qualified Deferred Compensation

Name and Principal Position	Plan Name	Executive Contributions in 2010 ($)	Registrant Contributions in 2010 ($)	Aggregate Earnings in 2010 ($) (1)	Aggregate Withdrawals/ Distributions ($) (2)	Aggregate Balance as of December 31, 2010 ($) (3)(4)
Louis C. Camilleri, Chairman and Chief Executive Officer	Benefit Equalization Plan, Deferred Profit-Sharing (BEP),	0	0	42,037	0	1,714,839
	Supplemental Equalization Plan, Deferred Profit- Sharing (SEP)	0	224,231	28,646	0	1,425,269

Charles R. Wall, Retired Vice Chairman and General Counsel	Benefit Equalization Plan, Deferred Profit-Sharing (BEP),	0	0	14,915	52,496	0
	Supplemental Equalization Plan, Deferred Profit- Sharing (SEP)	0	50,355	7,865	278,885	50,597

(1)	The amounts in this column consist of amounts credited as earnings for 2010 on account balances attributable to pre-2005 participation under the defined contribution portion of the BEP and earnings credited for 2010 under the SEP with respect to the deemed defined contribution credits and accumulated earnings for 2005 and subsequent years. These amounts do not constitute above-market earnings and, accordingly, are not included in amounts reported in the Summary Compensation Table above. The amounts shown as “Registrant Contributions in 2010” are contribution allocations under the SEP in 2011 for service during 2010, and in accordance with applicable disclosure rules are also reported in the “All Other Compensation” portion of the Summary Compensation Table.

(2)	In addition to the BEP payment shown in this column, Mr. Wall received a distribution from a trust account he had established in the amount of $668,287, and these two amounts fully satisfied our liability to him for defined contribution benefits under the BEP pursuant to the terms of the plan and trust arrangement. Mr. Wall also received a distribution from another trust account he had established in the amount of $214,554 representing the accumulated value of Target Payments attributable to accruals for defined contribution benefits from 2005 through 2008. The amounts previously paid to fund these trust accounts were reported by us or Altria in prior years.

(3)	As a result of payments made to Mr. Camilleri’s trust accounts, as described above and as reported in prior years, our liability to Mr. Camilleri is less than the amount shown in this column. The amount shown in this column for Mr. Wall reflects the portion of his defined contribution benefits under the SEP that had not been paid as of December 31, 2010, and which was paid to him in early 2011.

(4)	Messrs. Bernick, Calantzopoulos, Pellegrini and Waldemer, who are Swiss payroll-based employees, do not participate in the Deferred Profit-Sharing portion of the Benefit Equalization Plan or the Supplemental Equalization Plan.

Executive Compensation (Continued)

Deferred Profit-Sharing, Benefit Equalization and Supplemental Equalization Plans

For U.S. payroll-based employees, we provide non-qualified defined contribution benefits supplementing the benefits provided under our tax-qualified Deferred Profit-Sharing Plan for Salaried Employees, or DPS. For the portion of 2008 before our spin-off from Altria, our DPS was essentially identical to the corresponding Altria plan previously covering our U.S. payroll-based employees. Under the DPS, contributions are made on behalf of each participant for each year. The contribution is determined by a formula relating to our profits (but is capped at 15% of DPS participants’ aggregate salary), which has generally resulted in the contribution for any participant equaling 15% of the participant’s salary for the year, subject to the tax law limit described below. Effective as of our spin-off from Altria, our DPS was revised to change the contribution formula; the new formula is based on the Company performance rating set by the Compensation and Leadership Development Committee, with contributions ranging from 7% of salary to 15% of salary depending on Company performance. Because of strong performance ratings, the revised formula also resulted in a 15% of pay contribution for 2008, 2009 and 2010.

As is the case for the Retirement Plan, applicable U.S. tax laws limit the amount of compensation ($245,000 for 2010) that can be taken into account under the tax-qualified DPS for any year and impose other limits on the amounts that can be allocated to individuals under the DPS. A DPS participant whose salary was more than the compensation limit or who was otherwise affected by tax law limits is entitled to a supplemental profit-sharing benefit in an amount generally equal to the additional benefits the participant would have received under the DPS but for the application of the tax law limits. Prior to 2005, those supplemental benefits were earned under the Benefit Equalization Plan, or BEP, and were recorded in bookkeeping accounts. (Our BEP is essentially identical to the Altria BEP previously covering our U.S. payroll-based employees, and any notional balances the U.S. payroll-based employees earned under the Altria BEP have been transferred to our BEP). To simplify plan administration, the notional amounts related to subsequent service are credited under the Supplemental Equalization Plan, or SEP.

Annual credits under the SEP are computed in the same manner as credits were previously determined under the BEP. Specifically, for each year, an amount is credited to the account maintained for the participant equal to the difference between (a) the amount that otherwise would have been contributed to the DPS on the participant’s behalf for the year absent the tax law limits and (b) the amount that was actually contributed to the DPS. A further notional credit is made annually to reflect what the contribution amount credited to the participant’s account under the BEP or SEP would have earned if that account were invested in a specified investment fund maintained under the DPS. The DPS fund used as an earnings measure under this portion of the BEP and SEP is invested in a variety of high-quality fixed-income instruments with strong credit ratings and, for 2010, produced earnings at a rate of approximately 2.5%. Participants typically receive their supplemental profit-sharing benefits upon termination of employment in a lump sum or, if elected in advance, as a deferred lump sum payment or in installments over a number of years not to exceed their life expectancy.

Mr. Camilleri and Mr. Wall were among the employees credited with defined contribution allocations under the Altria BEP for their service in years before 2005, and their resulting balances were transferred to us under our BEP. Just as Altria and its operating subsidiaries made payments to individual trusts established by employees or directly to the employees themselves to offset pre-2005 BEP and SERP pension benefits as described above on pages 53 to 54, Altria also made these payments to offset the pre-2005 supplemental profit-sharing notional account balances under the BEP. For service in 2005 through 2007, allocations (other than allocations of earnings on amounts previously

Executive Compensation (Continued)

credited) under this portion of the Altria BEP ceased for most employees who were eligible for these payments. Instead, these employees, including Mr. Camilleri and Mr. Wall, received Target Payments in lieu of allocations under the BEP for 2005 through 2007. With the discontinuance of Target Payments in 2008, supplemental defined contribution allocations for years after 2004 are credited under the Supplemental Equalization Plan, or SEP. The SEP provides benefits based on the accumulated value of SEP profit-sharing allocations that would have been made or are made for years after 2004 solely to the extent they exceed the accumulated value of prior Target Payments allocated to these benefits.

Employment Contracts, Termination of Employment and Change in Control Arrangements

As a general matter, PMI has not utilized special employment contracts for its named executive officers. However, as required by local law, our Swiss payroll-based executive officers are covered by contracts; these contracts do not include change in control provisions. Under the terms of PMI’s 2008 Performance Incentive Plan, as amended and restated, a change in control of PMI would have the following consequences with respect to any awards granted under the plan before February 11, 2010:

•	any options or stock appreciation rights would become vested and exercisable;

•	the restrictions on outstanding restricted stock or deferred stock would lapse;

•	unless otherwise determined by the Compensation and Leadership Development Committee, awards described above would be cashed out at the change in control price;

•	fully earned but unpaid annual incentive compensation awards would become payable; and

•	annual incentive compensation awards for performance cycles not yet completed as of the change in control date would become payable on a pro-rata basis.

PMI’s 2008 Performance Incentive Plan was amended on February 11, 2010 to add a double-trigger feature; the modified terms apply only to awards granted on or after February 11, 2010. Under the amended plan, the changes to vest or pay applicable awards occur immediately upon a change in control only if the entity acquiring PMI does not agree to assume or replace the awards. In addition, if the acquiring entity agrees to assume or replace the awards, but an employee’s employment is terminated involuntarily and other than for cause (as defined in the amended plan) or the employee terminates employment for good reason (as defined in the amended plan) within two years after the change in control, the applicable awards will become vested or be payable upon the employee’s termination of employment. In either case described above — the failure of the acquirer to assume the awards or the employee’s termination within two years after the change in control — the consequences described above for awards granted prior to February 11, 2010 would apply.

Under the amended Plan, a change in control occurs: (i) upon an acquisition of 20% or more of either PMI’s common stock or the voting power of PMI’s voting securities, excluding certain acquisitions involving PMI or its affiliates or where PMI’s beneficial owners continue to meet certain ownership thresholds; (ii) when members of the PMI Board as of the effective date of the amended 2008 Performance Incentive Plan, or thereafter nominated or elected by such members, cease to constitute a majority of the PMI Board; (iii) upon certain reorganizations, mergers, share exchanges and consolidations involving PMI; or (iv) upon the liquidation or dissolution, or sale of substantially all of the assets of PMI, with limited exceptions.

The amounts in the table below are estimates of the amounts that would have become payable on a change in control of PMI, calculated as if a change in control occurred on December 31, 2010, applying certain assumptions. For outstanding awards granted under the PMI 2008 Performance Incentive Plan prior to the February 11, 2010 amendment, the terms of the Plan prior to the amendment are applied.

Executive Compensation (Continued)

For awards granted under the PMI 2008 Performance Incentive Plan on or after the February 11, 2010 amendment, we have assumed that the awards become vested and payable as of December 31, 2010 either because the acquirer does not assume or replace the awards or because the employee’s employment is involuntarily terminated.

	Unvested Restricted or Deferred Stock (1)	Completed 2010 Annual Incentive Compensation Award Cycle (2)	Total
Louis C. Camilleri	$74,701,723	$5,250,000	$79,951,723
David Bernick	$4,334,732	$2,325,717	$6,660,449
André Calantzopoulos	$14,878,794	$2,758,408	$17,637,202
Matteo L. Pellegrini	$5,590,962	$1,167,782	$6,758,744
Hermann G. Waldemer	$9,110,019	$2,149,438	$11,259,457

(1)	Assumes the change in control price is equal to the closing market price of PMI on December 31, 2010 of $58.53. As a result of our spin-off from Altria, and Altria’s 2007 spin-off of Kraft, our named executive officers may also continue to hold both Altria equity awards and Kraft equity awards derived from Altria equity awards that were granted to them before March 28, 2008. Because neither Altria nor Kraft was affiliated with PMI for any portion of 2010 and neither PMI’s performance nor our named executive officers’ holdings affect the value of those Altria or Kraft awards, the awards have not been included in the above table.

(2)	Assumes target award payable under our annual incentive compensation award program for a full year, except for Mr. Bernick who was hired on March 1, 2010. Amounts for our Swiss payroll-based named executive officers are converted to U.S. dollars using the exchange rate on December 31, 2010 of $1.00 = 0.9352 CHF.

Benefits payable under PMI’s qualified pension and profit-sharing plans and supplemental plans are discussed above. None of those plans nor any other related agreements provide PMI’s executive officers, including our named executive officers, with an additional enhancement, early vesting or other benefit in the event of a change in control or termination of employment, except for certain plan provisions applicable to all plan participants that in the event of a change in control ensure vesting and continuation of profit-sharing contributions for the year of a change in control and the following two years. Mr. Camilleri is already fully vested under these plans. Similarly, no special provisions apply to named executive officers with respect to continued medical, life insurance or other insurance coverage following termination of employment, whether or not in connection with a change in control.

Mr. Wall retired on June 30, 2010. Upon his retirement, Mr. Wall became entitled to a pro-rata annual incentive compensation award for 2010 in the amount of $1,009,800, which was paid to him in February 2011, and he became vested in 190,919 shares of PMI stock, with a value of $10,874,929, which are a portion of the stock awards shown as becoming vested in the table of Stock Option Exercises and Stock Vested in 2010.

Involuntary Separation Without Cause

In the event of involuntary separation without cause, our salaried employees, including all of our named executive officers, are eligible to receive severance. A severance payment is typically determined as a multiple of monthly base salary. The amount of severance paid varies based on a number of factors including the circumstances of the termination and the number of years of service

Executive Compensation (Continued)

provided to us by the executive. Mr. Camilleri, who is a U.S. payroll-based named executive officer, would be entitled under formal severance policies to severance equal to 12 months of base salary, and amounts in excess of that, if any, such as cash in lieu of restricted or deferred stock or pro-rated annual incentive compensation award payments, would be paid pursuant to a non-compete/non-solicitation agreement or general release of claims. Periods for which employees are entitled to regular severance payments and, in some circumstances additional severance periods agreed to in connection with non-compete/non-solicitation or general release agreements, may be counted toward vesting and eligibility for early retirement under our pension plans and for purposes of our post-retirement medical plans.

For our employees who are not U.S. payroll-based, we have no formal severance policy but would usually provide severance based on factors similar to those discussed above for U.S. payroll-based employees, taking into account local law and custom. The laws of local jurisdictions may require us to provide severance pay and/or benefits in specified amounts upon an involuntary separation.

Audit Committee Matters

Audit Committee Report for the Year Ended December 31, 2010

To Our Stockholders:

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal accounting control. The Audit Committee monitors the Company’s financial reporting processes and systems of internal accounting control, the independence and the performance of the independent auditors, and the performance of the internal auditors.

The Audit Committee has received representations from management that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee has discussed with the independent auditors their evaluation of the accounting principles, practices and judgments applied by management, and the Audit Committee has discussed any items required to be communicated to it by the independent auditors in accordance with regulations promulgated by the Securities and Exchange Commission, the Public Company Accounting Oversight Board and the Independence Standards Board.

The Audit Committee has received from the independent auditors written disclosures and a letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning their independence and has discussed with the independent auditors the auditors’ independence from the Company and its management. The Audit Committee has pre-approved all fiscal year 2010 audit and permissible non-audit services provided by the independent auditors and the fees for those services. As part of this process, the Audit Committee has reviewed the audit fees of the independent auditors. It has also reviewed non-audit services and fees to assure compliance with regulations prohibiting the independent auditors from performing specified services that might impair their independence, as well as compliance with the Company’s and the Audit Committee’s policies.

The Audit Committee discussed with the Company’s internal auditors and independent auditors the overall scope of and plans for their respective audits. The Audit Committee has met with the internal auditors and the independent auditors, separately and together, with and without management present, to discuss the Company’s financial reporting processes and internal control over financial reporting. The Audit Committee has reviewed significant audit findings prepared by the independent auditors and those prepared by the internal auditors, together with management’s responses.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Audit Committee:

Lucio A. Noto, Chair

Mathis Cabiallavetta

J. Dudley Fishburn

Jennifer Li

Sergio Marchionne

Stephen M. Wolf

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C or the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent specifically incorporated by reference therein.

Audit Committee Matters (Continued)

Independent Auditors’ Fees

Audit Fees

Aggregate fees, including out-of-pocket expenses, paid to our independent auditors, PricewaterhouseCoopers SA (“PricewaterhouseCoopers”), were comprised of the following (in millions):

	2010 Actual	2009 Actual
Audit Fees (1)	$21.13	$19.83
Audit-Related Fees (2)	1.62	2.00
Tax Fees (3)	5.10	6.06
All Other Fees (4)	0.27	0.90

TOTAL	$28.12	$28.79

(1)	Fees and expenses associated with professional services rendered by PricewaterhouseCoopers in connection with (i) the audit of the Company’s consolidated financial statements and internal control over financial reporting, including statutory audits of the financial statements of the Company’s affiliates; (ii) reviews of the Company’s unaudited condensed consolidated interim financial statements; and (iii) reviews of documents filed with the Securities and Exchange Commission.

(2)	Fees and expenses for professional services rendered by PricewaterhouseCoopers for audit-related services, which include due diligence related to acquisitions and divestitures, employee benefit plan audits, accounting consultations and procedures relating to various other audit and special reports.

(3)	Fees and expenses for professional services rendered by PricewaterhouseCoopers in connection with U.S. and foreign tax compliance assistance, consultation and advice on various foreign tax matters, transfer pricing documentation for compliance purposes and advice relating to customs and duties compliance matters.

(4)	Fees and expenses for professional services primarily relating to market analysis and other miscellaneous professional services.

Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of service and is subject to a specific budget. The Audit Committee requires the independent auditors and management to report on the actual fees charged for each category of service at Audit Committee meetings throughout the year.

During the year, circumstances may arise when it may become necessary to engage the independent auditors for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditors. The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting. The Chair of the Audit Committee must report on such approvals at the next scheduled Audit Committee meeting.

Ratification of the Selection of Independent Auditors

The Audit Committee has selected PricewaterhouseCoopers as the Company’s independent auditors for the fiscal year ending December 31, 2011 and has directed that management submit the selection of independent auditors to stockholders for ratification at the Annual Meeting. Representatives of PricewaterhouseCoopers are expected to be present at the meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of PricewaterhouseCoopers as the Company’s independent auditors is not required by the Company’s by-laws or otherwise. However, we are submitting the selection of PricewaterhouseCoopers to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its stockholders.

The Board recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers as the Company’s independent auditors.

Advisory Vote on Executive Compensation

The previous Compensation Discussion and Analysis section discusses in detail how our compensation programs support our business and financial objectives, how they work and are administered under the direction of our independent Compensation and Leadership Development Committee, and how the Committee’s decisions concerning the 2010 compensation of our executive officers were directly tied to our performance.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This say-on-pay resolution gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.

This say-on-pay vote is advisory and, therefore, not binding on the Company, the Compensation and Leadership Development Committee or the Board of Directors. The Board and the Committee value the opinions of our stockholders and will review the voting results when making future decisions regarding executive compensation.

The Board recommends a vote FOR the resolution to approve the compensation of our named executive officers.

Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

We would also like to seek your input with regard to the frequency of future stockholder advisory votes on our executive compensation programs. We are asking whether the advisory vote should occur every year, every two years or every three years.

After careful consideration, the Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for our Company and, therefore, the Board recommends that you vote for a one-year interval for the advisory vote on executive compensation.

In formulating its recommendation, the Board considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices. We understand that our stockholders may have different views as to what is the best approach for our Company, and we look forward to hearing from our stockholders on this resolution.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years or three years or you may abstain from voting on the resolution set forth below:

RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast in response to this resolution will be determined, on an advisory basis, to be the preferred frequency with which the Company is to hold a stockholder vote to approve the compensation of the named executive officers.

We will regard the option that receives the highest number of votes cast by stockholders to be the frequency that has been selected by stockholders. However, because this vote is advisory and not binding on the Board or PMI, the Board may decide that it is in the best interests of our stockholders and PMI to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

The Board recommends a vote of once every year as the frequency with which stockholders are provided an advisory vote on executive compensation.

Stockholder Proposals

PROPOSAL 1 — FOOD INSECURITY AND TOBACCO USE

Trinity Health, 27870 Cabot Drive, Novi, MI 48377, claiming beneficial ownership of 98,558 shares, together with seven co-proponents, submitted the proposal set forth below. The names, addresses and shareholdings of the co-proponents will be furnished upon request made to the Corporate Secretary.

WHEREAS PMI’s profits come mainly from people who cannot afford our core product: those who are poor. Smoking has become the second biggest cause of death in the world and, if present trends continue, by 2020, the World Health Organization estimates that the global burden of smoking-related deaths will surpass 9 million annually–with 7 million in developing nations.

Tobacco not only impoverishes those who use it, it puts an enormous financial burden on countries. The costs of tobacco use at the national level encompass increased health-care costs, lost productivity due to illness and early death, foreign exchange losses, and environmental damage. The tobacco industry’s attempts to stave off sensible regulations on tobacco have included overstating the employment and trade benefits of tobacco to developing countries and raising the spectre of massive job losses if governments move to protect public health. Yet, according to a World Bank study, these arguments and the data on which they are used greatly misrepresent the effects of tobacco control policies (Chaloupka: Curing the epidemic: Governments and the Economics of Tobacco Control, 1999).

The future success of PMI rests in getting new recruits to our brands, especially in such developing nations. In developing nations where PMI is expanding rapidly, such as Indonesia, India and China, peoples’ tobacco expenditures often are crowding out expenditures for food, health care and education (Tobacco Control 10.3 [2001])

As in the U.S.A. hunger and malnutrition are exacerbated by tobacco use. Families in developing nations with low income, in general, are more likely to experience food insecurity, spend less on food, and spend a larger percentage of available money on tobacco compared with more affluent families (Archives of Pediatrics and Adolescent Medicine 162.11 [November, 2008], 1056).

Such studies also show that, because many such people are not stopping smoking, their own health and that of their housemates are compromised by direct and sidestream tobacco smoke. The primary reason they do not quit is because of their addiction to the nicotine in cigarettes. In its incontrovertible that, in many cases, such people buy our cigarettes rather than feed their children.

A major supplier of PMI’s tobacco comes from Malawi. However PMUSA has stated: “In addition to high levels of poverty and low life expectancy, Malawi faces problems that directly threaten food security...“

RESOLVED: that shareholders recommend that the Board of Directors commission an independent study and issue a resulting report on the affect of our company’s marketing on the purchasing practices of poor people and what might be done to mitigate the harm to innocent children, such as food insecurity, of such poor people who smoke, including reducing the nicotine in cigarettes to non-addictive levels. Shareholders ask that such a report include recommendations as to whether our Company should continue marketing its products in any nation having over 50% of its citizens living in poverty. Barring competitive information, this report shall be made available to requesting shareholders within six months of the Company’s annual meeting.

The Board recommends a vote AGAINST this proposal.

This proposal is identical to a proposal rejected by nearly 96% of the votes cast by stockholders on the matter last year.

Stockholder Proposals (Continued)

The core business of the Company is the manufacture, sale and marketing of tobacco products in all of the markets in which we operate. While this includes so-called developing countries, the proposal suffers from the misperception that such countries lack meaningful tobacco regulation. In fact, many developing countries have already implemented significant regulations, including Brazil, Chile, Egypt, Gambia, Kazakhstan, Malaysia, and Thailand to name just a few.

PMI has been and continues to be a leading advocate for comprehensive and science-based regulation of tobacco products, both in developed markets and in emerging markets. For example, the Company supports the enactment and strict enforcement of minimum age laws, bans on smoking in many public places (such as places frequented by minors), prominent health warnings on consumer packaging and in advertising, regulation of the product and restrictions on marketing, including bans on television, radio and billboard advertising. PMI also has been working very successfully with governments to tackle the enormous problem of illicit trade, which, as the UK Department of Health has stated, “is thought to have a major impact on social inequalities.”

Furthermore, the Company has a significant contributions program in the markets where it does business, focusing on, among other things, extreme poverty and hunger, education, and disaster relief. For example, in South Africa, we have supported the Association of Nutrition Services Agencies for more than ten years, as they help to feed children and adults in areas decimated by AIDS and HIV. In Mexico, we work with the Merced Foundation to combat hunger and malnutrition with a program called NutriLife. In the Philippines, we sponsor the Philippine Band of Mercy, an NGO that provides free surgical services to indigent children with cleft lips and palates, hydrocephalus, and meningoceole. In China, we support the New Hope Foundation, helping care for abandoned babies with grave medical problems in one of the country’s poorest provinces.

Accordingly, it would neither benefit public health nor improve food security if the Company were to unilaterally withdraw from the tobacco market in countries with high levels of poverty. Other tobacco companies would continue to operate in those countries. Our consumers would turn to their products or to the black market. The Company’s ability to advocate for and support regulations and to join in the fight against illicit trade would be lost. Finally, a unilateral withdrawal from the market would place the Company at a competitive disadvantage, which is inconsistent with its obligations to its stockholders and employees.

We believe that the right course for the Company is to continue participating in the tobacco industry by marketing and selling its products responsibly, by advocating and supporting strong, effective and reasonable regulation of tobacco products, including the marketing of tobacco products, and by supporting communications about the serious health effects of smoking, including the fact that smoking causes fatal diseases and is addictive.

Therefore, the Board urges stockholders to vote AGAINST this proposal.

Stockholder Proposals (Continued)

PROPOSAL 2 — INDEPENDENT BOARD CHAIR

John C. Liu, Comptroller, City of New York, on behalf of the Boards of Trustees of the New York City Pension Funds and Retirement Systems, claiming beneficial ownership of at least $2,000 worth of shares, submitted the proposal set forth below.

Whereas: The Board of Directors of a company is meant to be an independent body, elected by, and accountable to, shareholders;

Whereas: The Board of Directors is charged by law with the duty, authority, and responsibility to formulate and direct corporate policies that serve the interests of the shareholders;

Whereas: The Chair of the Board of Directors is charged with overseeing the Board, with a central role in the Board’s selection, independent oversight, and evaluation of the company’s chief executive officer (CEO);

Whereas: In order to avoid conflict-of- interests, and to ensure the independent oversight of the CEO, the Chair of the Board of Directors should not be a current or former employee of the company;

RESOLVED: Shareholders request that the Board of Directors adopt a policy to separate the positions of Chair of the Board of Directors and CEO, and that the Chair of the Board of Directors shall be an independent director, who is not a former or current employee of the company. The policy should allow for departure under extraordinary circumstances, such as the unexpected resignation of the Chair.

SUPPORTING STATEMENT

The recent economic and banking crisis raises the issue of whether boards of directors are providing adequate and effective oversight of management, and protecting the interests of shareholders. The combination of the positions of Chair of the Board of Directors and CEO at a number of the weakened companies has given rise to deep concerns about whether the independent oversight of such boards was compromised by the influence of the CEOs.

While the management of the company is the purview of the CEO, the Board of Directors is obligated to independently oversee the CEO and management, and to protect the interests of the shareholders. Combining the positions of CEO and Chair of the Board of Directors potentially undermines the independence of the Board of Directors, and creates the environment for negative impacts of conflicting interests. As companies move forward beyond the crisis, boards of directors need to be more vigilant and active in adopting, and ensuring compliance with, policies to avert events of such magnitude and impact.

The existence of the non-executive Chair of the Board of Directors is the norm in many countries outside the United States — over 79% of large British companies and all German and Dutch companies have split the positions (Millstein Center for Corporate Governance), and support for this reform is growing in the United States. Approximately 73% of directors on boards with an independent chairperson believe that their companies benefited from the split (Survey, 2008 Public US National Association of Corporate Directors). More that 88% of senior financial executives believe the positions should be separated (Grant Thornton, 2009 Survey).

The Board recommends a vote AGAINST this proposal.

Stockholder Proposals (Continued)

The primary responsibility of the Board of Directors is to foster the long-term success of the Company. A key element in fulfilling this responsibility is to determine periodically which person or persons should serve as our Chairman and our CEO. In making this determination, each director has a duty to exercise his or her good faith business judgment of the best interests of the Company and its stockholders. The Board believes it would be unwise to adopt an inflexible policy that would inhibit its future ability to satisfy this duty, particularly with respect to the critical function of succession planning.

The Board believes that it has strong governance provisions in place to ensure independent oversight of the CEO. First, only one member of management, our Chief Executive Officer, is a member of the Board. Eight of the other nine members meet the independence requirements of the New York Stock Exchange and the Company’s Corporate Governance Guidelines. While we do not consider the remaining non-management director, Mr. Slim, to be independent due to his affiliation with Grupo Carso S.A. de C.V., which is 80% owned by the Company, the Board believes it benefits substantially from his entrepreneurial point of view and unique perspective on the complexities of operating successfully in both developed and emerging economies.

Second, the non-management directors annually elect one independent director to be the Presiding Director. The Presiding Director’s responsibilities are to:

•	Preside over executive sessions of the non-management directors and at all meetings at which the Chairman is not present;

•	Call meetings of the non-management directors as he or she deems necessary;

•	Serve as liaison between the Chairman and the non-management directors;

•	Approve agendas and schedules for Board meetings;

•	Advise the Chairman of the Board’s informational needs and approve information sent to the Board;

•

Together with the Chairman of the Compensation and Leadership Development Committee, communicate goals and objectives to the Chairman and Chief Executive Officer and the results of the evaluation of his performance; and

•	Be available for consultation and communication if requested by major stockholders.

The Presiding Director is invited to attend all meetings of all Committees of the Board whether or not he or she is a member of the Committee.

Third, various Committees of the Board perform oversight functions that are independent of management. The Audit Committee, the Compensation and Leadership Development Committee and the Nominating and Corporate Governance Committee are each composed entirely of independent, non-management directors. This means that oversight of critical matters such as the integrity of the Company’s financial statements, executive compensation, including the compensation of the Chairman and Chief Executive Officer, the nomination of directors and evaluation of the Board and key Committees is entrusted to independent directors.

Fourth, the Board and each of its Committees have unrestricted access to management and the authority to retain independent legal, accounting and other experts and consultants to advise the Board and the Committees as they may deem appropriate.

Stockholder Proposals (Continued)

Fifth, non-management directors meet in executive session at each Board meeting without any members of management being present.

The Board believes the current leadership structure, with Louis C. Camilleri as Chairman and Chief Executive Officer, and Lucio A. Noto as Presiding Director, best serves the interests of the Company and its stockholders at this time. Mr. Camilleri has extensive and detailed knowledge of the Company and the tobacco industry and an incisive strategic view which, combined with his transparency and open-mindedness when dealing with the Board, enable him to assist the Board in focusing on the most important opportunities and risks facing the Company. Mr. Noto plays an active role as Presiding Director in providing independent Board leadership and helps ensure that the Board’s views are continually conveyed in unvarnished fashion to management.

In conclusion, the Board believes it should maintain its ability to establish leadership structures in the future that reflect the Board’s judgment of the best interests of the Company and its stockholders under then prevailing circumstances. The Board believes the current structure has succeeded in optimizing long-term stockholder value and notes that, as highlighted on page 31 of this proxy statement, since the spin-off on March 28, 2008 through November 19, 2010, our total stockholder return is 33.0%, an excellent performance relative to our Compensation Survey Group (7.2%), our tobacco peer group (7.3%) and the S&P 500 (down 3.1%). Between March 28, 2008 and December 31, 2010, we returned to our stockholders $26.7 billion, or approximately 25% of our December 31, 2010 market capitalization, in the form of dividends and share repurchases.

Therefore, the Board urges stockholders to vote AGAINST this proposal.

Related Person Transactions and Code of Conduct

The Board has adopted a policy, which is available on the Company’s Web site at www.pmi.com/governance, that requires our executive officers, directors and nominees for director to promptly notify the Corporate Secretary in writing of any transaction in which (i) the amount exceeds $120,000; (ii) the Company is, was or is proposed to be a participant; and (iii) such person or such person’s immediate family members (“Related Persons”) has, had or may have a direct or indirect material interest (a “Related Person Transaction”). The Corporate Secretary, in consultation with outside counsel, to the extent appropriate, shall determine whether a potential transaction with a Related Person constitutes a Related Person Transaction requiring review under the policy (including whether the Company or the Related Person has a material interest, based on review of all facts and circumstances). If the Corporate Secretary determines that the proposed Transaction constitutes a Related Person Transaction or it would be beneficial to further review the transaction, then, in either case, the transaction will be referred to the Chief Executive Officer or the Nominating and Corporate Governance Committee of the Board. In deciding whether to approve or ratify the Related Person Transaction, the reviewer is required to consider all relevant facts and circumstances. Based on the review of such facts and circumstances, the reviewer will approve, ratify or disapprove the Related Person Transaction. The reviewer will approve or ratify a Related Person Transaction only if it is determined that the transaction is not opposed to the best interests of the Company. All determinations by the CEO and Corporate Secretary must be reported to the Committee at its next meeting.

In addition to this policy, the Code of Business Conduct and Ethics for Directors (the “Director Code”), which is available on our Web site at www.pmi.com/governance, has specific provisions addressing actual and potential conflicts of interest. The Director Code specifies: “Our directors have an obligation to act in the best interest of the Company. All directors should endeavor to avoid situations that present a potential or actual conflict between their interest and the interest of the Company.” The Director Code defines conflict of interest to include any instance in which (i) a person’s private interest interferes in any way, or even appears to interfere, with the interest of the Company, including its subsidiaries and affiliates; (ii) a director or a director’s family member takes an action or has an interest that may make it difficult for that director to perform his or her work objectively and effectively; and, (iii) a director (or his or her family member) receives improper personal benefits as a result of the director’s position in the Company.

Similarly, the Code of Conduct of the Company requires all officers and employees of the Company to avoid situations where the officer’s or employee’s personal, financial or political activities have the potential of interfering with his or her loyalty and objectivity to the Company. The Code of Conduct lists specific types of transactions that might create an actual or apparent conflict of interest and provides guidance on how each situation must be handled.

Availability of Reports, Other Matters and 2012 Annual Meeting

AVAILABILITY OF FORM 10-K AND ANNUAL REPORT TO STOCKHOLDERS

We are required to provide an Annual Report to stockholders who receive this proxy statement. We will also provide copies of the Annual Report to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. Additional copies of the Annual Report, along with copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (not including exhibits and documents incorporated by reference), are available without charge to stockholders upon written request to the Company’s Corporate Secretary at 120 Park Avenue, New York, New York 10017. You may review the Company’s filings with the Securities and Exchange Commission by visiting our Web site at www.pmi.com/investors.

OTHER MATTERS

Management knows of no other business that will be presented to the meeting for a vote. If other matters properly come before the meeting, the persons named as proxies will vote on them in accordance with their best judgment.

The cost of this solicitation of proxies will be paid by us. In addition to the use of the mail, some of the officers and regular employees of the Company may solicit proxies by telephone and will request brokerage houses, banks and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of common stock held of record by such persons. We will reimburse such persons for expenses incurred in forwarding such soliciting material. It is contemplated that additional solicitation of proxies will be made in the same manner under the engagement and direction of D.F. King & Co., Inc., 48 Wall Street, New York, NY 10005, at an anticipated cost of $24,000, plus reimbursement of out-of-pocket expenses.

2012 ANNUAL MEETING

Stockholders wishing to suggest candidates to the Nominating and Corporate Governance Committee for consideration as directors must submit a written notice to the Corporate Secretary of the Company. Our by-laws set forth the procedures a stockholder must follow to nominate directors or to bring other business before stockholder meetings. For a stockholder to nominate a candidate for director at the 2012 Annual Meeting, presently anticipated to be held on May 9, 2012, notice of the nomination must be received by the Company between November 3 and December 3, 2011. The notice must describe various matters regarding the nominee, including name, address, occupation and shares held. The Nominating and Corporate Governance Committee will consider any nominee properly presented by a stockholder and will make a recommendation to the Board. After full consideration by the Board, the stockholder presenting the nomination will be notified of the Board’s conclusion. For a stockholder to bring other matters before the 2012 Annual Meeting and to include a matter in the Company’s proxy statement and proxy for that meeting, notice must be received by the Company within the time limits described above. The notice must include a description of the proposed business, the reasons therefor and other specified matters. In each case, the notice must be timely given to the Corporate Secretary of the Company, whose address is 120 Park Avenue, New York, New York 10017. Any stockholder desiring a copy of the Company’s by-laws (which are posted on our Web site at www.pmi.com/governance) will be furnished one without charge upon written request to the Corporate Secretary.

Jerry Whitson

Deputy General Counsel and Corporate Secretary

April 1, 2011

Exhibit A: Reconciliations

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Adjustments to Net Revenues for the Impact of Currency and Acquisitions

For the Years Ended December 31,

($ in millions)

(Unaudited)

	Reported Net Revenues	Less Excise Taxes	Reported Net Revenues excluding Excise Taxes	Less Currency	Less Acquisi- tions		Reported Net Revenues excluding Excise Taxes, Currency & Acquisitions	% Change in Reported Net Revenues excluding Excise Taxes
								Reported	Reported excluding Currency & Acquisitions
2010 Reconciliation:
European Union	$28,050	$19,239	$8,811	$(172)	$3		$8,980	(2.5)%	(0.7)%
EEMA	15,928	8,519	7,409	76	80		7,253	9.0%	6.7%
Asia	15,235	7,300	7,935	611	548	(1)	6,776	21.6%	3.8%
Latin America & Canada	8,500	5,447	3,053	179	—		2,874	14.3%	7.6%

Total	$67,713	$40,505	$27,208	$694	$631		$25,883	8.7%	3.4%

2009 Reconciliation:
European Union	$28,550	$19,509	$9,041
EEMA	13,865	7,070	6,795
Asia	12,413	5,885	6,528
Latin America & Canada	7,252	4,581	2,671

Total	$62,080	$37,045	$25,035

(1)	Represents the business combination in the Philippines.

Reconciliation of Operating Companies Income to Operating Income

For the Years Ended December 31,

($ in millions)

(Unaudited)

	2010	2009	% Change
Operating companies income	$11,465	$10,271	11.6%
Amortization of intangibles	(88)	(74)
General corporate expenses	(177)	(157)

Operating income	$11,200	$10,040	11.6%

A-1

Exhibit A: Reconciliations (Continued)

Reconciliation of Reported Operating Companies Income

to Adjusted Operating Companies Income

For the Years Ended December 31,

($ in millions)

(Unaudited)

	Reported Operating Companies Income	Less Asset Impairment / Exit Costs & Other		Adjusted Operating Companies Income	Less Currency	Less Acquisi- tions		Adjusted Operating Companies Income excluding Currency & Acquisitions	% Change in Adjusted Operating Companies Income
									Adjusted	Adjusted excluding Currency & Acquisitions
2010 Reconciliation:
European Union	$4,311	$(27)		$4,338	$(191)	$2		$4,527	(4.3)%	(0.2)%
EEMA	3,152	—		3,152	107	28		3,017	18.4%	13.3%
Asia	3,049	(20)		3,069	342	104	(1)	2,623	26.0%	7.7%
Latin America & Canada	953	—		953	85	(3)		871	19.0%	8.7%

Total	$11,465	$(47)		$11,512	$343	$131		$11,038	10.3%	5.8%

2009 Reconciliation:
European Union	$4,506	$(29)		$4,535
EEMA	2,663	—		2,663
Asia	2,436	—		2,436
Latin America & Canada	666	(135	)(2)	801

Total	$10,271	$(164)		$10,435

(1)	Represents the business combination in the Philippines.
(2)	Represents the 2009 Colombian investment and cooperation agreement charge.

Reconciliation of Reported Diluted EPS to Adjusted Diluted EPS

and Adjusted Diluted EPS, excluding Currency

For the Years Ended December 31,

(Unaudited)

	2010	2009	% Change
Reported Diluted EPS	$3.92	$3.24	21.0%
Adjustments:
Colombian investment and cooperation agreement charge	—	0.04
Tax items	(0.07)	—
Asset impairment and exit costs	0.02	0.01

Adjusted Diluted EPS	$3.87	$3.29	17.6%
Less:
Currency Impact	0.12

Adjusted Diluted EPS, excluding Currency	$3.75	$3.29	14.0%

Reconciliation of Operating Cash Flow to Discretionary Cash Flow

For the Years Ended December 31,

($ in millions)

(Unaudited)

	2010	2009	% Change
Net cash provided by operating activities (operating cash flow)	$9,437	$7,884	19.7%
Less:
Capital expenditures	713	715

Discretionary cash flow	$8,724	$7,169	21.7%

A-2

NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS

WEDNESDAY, MAY 11, 2011

AND PROXY STATEMENT

Printed on Recycled Paper

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext
You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Proxies submitted by Internet or telephone must be received by 11:59 p.m., EDT, on May 10, 2011.
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Vote by Internet • Log on to the Internet and go to www.investorvote.com/pm • Follow the steps outlined on the secured Web site.

Vote by telephone

•  Call toll free 1-800-652-VOTE (8683) within the USA, U.S. territories & Canada any time on a touch-tone telephone. There is NO CHARGE to you for the call.

•  Outside USA, U. S. territories & Canada, call 1-781-575-2300 on a touch-tone telephone.

•  Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown ☒ in this example. Please do not write outside the designated areas.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE AFTER COMPLETING, SIGNING AND DATING.  ▼

- - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - -

The Board recommends a vote FOR all nominees, FOR Proposals 2 and 3, every 1 YR for Proposal 4, and AGAINST Proposals 5 and 6.

The Board of Directors recommends a vote FOR:	Ë

1.	Election of Directors:
		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

	01 - Harold Brown	☐	☐	☐	04 - J. Dudley Fishburn	☐	☐	☐	07 - Sergio Marchionne	☐	☐	☐
	02 - Mathis Cabiallavetta	☐	☐	☐	05 - Jennifer Li	☐	☐	☐	08 - Lucio A. Noto	☐	☐	☐
	03 - Louis C. Camilleri	☐	☐	☐	06 - Graham Mackay	☐	☐	☐	09 - Carlos Slim Helú	☐	☐	☐
									10 - Stephen M. Wolf	☐	☐	☐
	The Board of Directors recommends a vote FOR:					The Board of Directors recommends a vote AGAINST:
					For Against Abstain					For	Against	Abstain

2.	Ratification of the Selection of Independent Auditors				☐ ☐ ☐	5. Stockholder Proposal 1 - Food Insecurity and Tobacco Use				☐	☐	☐

3.	Advisory Vote to Approve Executive Compensation				☐ ☐ ☐	6. Stockholder Proposal 2 - Independent Board Chair				☐	☐	☐
The Board of Directors recommends every 1 YR:
				1 Yr	2 Yrs 3 Yrs Abstain

4.	Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation			☐	☐ ☐ ☐

PLEASE SIGN AND DATE ON THE REVERSE SIDE OF THE CARD.

002CS40137                    01AA7L

PHILIP MORRIS INTERNATIONAL INC.

2011 ANNUAL MEETING OF

STOCKHOLDERS

Wednesday, May 11, 2011

9:00 A.M., EDT

Grand Hyatt New York

Empire State Ballroom, Fourth Floor

109 East 42nd Street

New York, NY 10017

DIRECTIONS You may request directions by calling 1-866-713-8075.

In order to attend the Meeting you must submit a written request for an admission ticket. To request an admission ticket, please follow the instructions set forth in the accompanying proxy statement in response to Question #4.

It is important that your shares are represented at this Meeting, whether or not you attend the Meeting in person. To make sure your shares are represented, we urge you to complete and mail this proxy card OR vote your shares over the Internet or by telephone in accordance with the instructions provided on the reverse side.

Sign Up Today For Electronic Delivery

If you prefer to receive your future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet, sign up today at www.computershare.com/pmi.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE AFTER COMPLETING, SIGNING AND DATING.  ▼

- - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Philip Morris International Inc.	+
Proxy Solicited on Behalf of the Board of Directors Annual Meeting - May 11, 2011

Louis C. Camilleri and Jerry Whitson, and each of them, are appointed attorneys, with power of substitution, to vote, as indicated on the matters set forth on the reverse hereof and in their discretion upon such other business as may properly come before the Meeting, all shares of Common Stock held by the undersigned in Philip Morris International Inc. (the “Company”) at the Annual Meeting of Stockholders to be held at the Grand Hyatt New York, Empire State Ballroom, May 11, 2011, at 9:00 a.m. EDT, and at all adjournments thereof.

This proxy when properly executed will be voted as specified. If no specification is made, this proxy will be voted FOR all nominees, FOR Proposals 2 and 3, every 1 YR for Proposal 4, and AGAINST Proposals 5 and 6.

This card also serves to instruct the administrator of the Company’s Direct Stock Purchase and Dividend Reinvestment Plan and the trustee of each defined contribution plan sponsored by the Company or any of its subsidiaries how to vote shares held for a participant in any such plan. Unless your proxy for your defined contribution plan shares is received by May 6, 2011, the trustee of such defined contribution plan will vote your plan shares in the same proportion as those plan shares for which instructions have been received, unless contrary to law.

If you have voted by Internet or telephone, please DO NOT mail back this proxy card.

THANK YOU FOR VOTING

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such. The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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